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               OPTION AND REAL ESTATE PURCHASE AND SALE AGREEMENT



        THIS OPTION AND REAL ESTATE PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of this November 26, 1997 ("Effective Date") by and between THE QUADRANT CORPORATION, a Washington corporation ("Seller"), and OPTIVA CORPORATION, a Washington corporation ("Purchaser").

                                    RECITALS

        A. Seller (or its affiliate) is the owner of that certain parcel of land lying and being situated in the City of Snoqualmie, Washington, and being more particularly described on Exhibit A hereto, which parcel of Land includes approximately 11 acres ("Land").

        B. Concurrently with the execution of this Agreement, Seller, as Landlord, and Purchaser, as Tenant, have entered into a Lease ("Lease") under which certain Premises to be constructed on the Land by Seller will be leased to Purchaser. Concurrently with the Lease, the parties also entered into a Construction Agreement for Lease ("Construction Agreement"), governing Seller's construction of the Building Shell and Tenant Improvements constituting such Premises. As a part of such Lease, Purchaser and Seller also agreed that Purchaser would have the option to purchase the Land and Improvements.

        C. Seller is now constructing or is about to commence construction of Building 1 and Building 2, constituting the Premises under the Lease and Construction Agreement, which two buildings will contain 176,609 square feet of Gross Building Area ("GBA") in the aggregate. One Building ("Building 1") will contain 79,800 GBA of space for offices and associated uses. The other Building ("Building 2") will consist of 91,471 GBA, including 65,150 GBA of space for manufacturing, warehouse, office and associated uses on the first floor plus approximately 26,321 GBA of space for office and associated uses on a second floor mezzanine. The Premises also will include a separate 5,338 GBA link between the two Buildings. The Premises are more fully described in the Building Shell Construction Documents and Tenant Improvements Construction Documents, as defined in the Construction Agreement. All such property and improvements, together with all other improvements situated on the Land, and all appurtenances thereto, all to the extent completed on the Closing Date, are called the "Improvements" in this Agreement;

        D. Upon the exercise of the option to purchase granted to Purchaser in this Agreement, Seller desires to sell and Purchaser desires to purchase the Land, the


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Improvements, to the extent completed as of the Closing Date, and related property further described below, under the terms and subject to the conditions set forth in this Agreement

        Seller and Purchaser agree as follows:

                                    ARTICLE I

                                    PROPERTY

        If Purchaser exercises its Option granted in Article II below, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

        1.1    the Land;

        1.2    the Improvements;

        1.3 All of the rights, privileges and easements, all development rights and government approvals, and rights and appurtenances pertaining to or used in connection with the beneficial use and enjoyment of the Land and the Improvements, including all right, title and interest of Seller in and to adjacent or abutting streets, alleys, water courses, water bodies, easements and rights-of-way;

        1.4 All of Seller's rights in all personal and other tangible property now or hereafter through the Closing Date located on the Land, or in the Improvements, or necessary to the construction of the Improvements on the Land, or to Purchaser's operation of its business on the Land and in the Improvements, including without limitation all fixtures, furnishings, equipment, machinery, landscaping, tools and spare parts related to the foregoing (including without limitation the commercial kitchen fixtures and equipment called for in the Construction Agreement), all books, records, studies, documents, tests, reports, licenses, permits, drawings, surveys, maps, plans, specifications, and deposits hold by government authorities, all of which currently or hereafter in any way relate to the Land or the Improvements;

        1.5 All of Seller's rights in all of the intangible property now or hereafter existing with respect to the Land and Improvements, including without limitation accounts, contractual and other rights, warranties, service and maintenance contracts, equipment leases (all as accepted by Purchaser); claims or causes of action for tort, product liability, breach of contract, warranty, or presentation, approvals, certificates, or other rights granted by any governmental authority, non-proprietary financial and tax data, rights to condemnation awards, or claims for insurance proceeds, all of which currently or hereafter relate in any way to the Land or the Improvements.



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        1.6 All other rights, title and interest now owned or hereafter acquired by Seller in the Land, Improvements, or any of the other foregoing described property.

All of the items described above, shall be collectively referred to as the "Property".

                                   ARTICLE II

                                 GRANT OF OPTION

        In consideration of the payment of the Option Payment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants to Purchaser an option to purchase the Property ("Option").

        2.1 Exercise. Purchaser may exercise the Option by written notice of Purchaser's exercise to Seller on or before expiration of the Option Term. Notwithstanding the foregoing, Purchaser may not exercise the Option at any time when Purchaser is in default under the Lease or the Construction Agreement (after the expiration without cure of any cure periods provided therein).

        2.2 Option Term. The Option Term shall commence on the Effective Date and shall terminate on that date which is ten days after the Construction Commencement Date or May 1, 1998, whichever is later ("Option Term"). As used herein, the "Construction Commencement Date" shall be that date upon which Seller commences any bona fide work, not including mobilization, on any portion of the Land permitted by any grading, utility or building permit issued after the date hereof in connection with the construction of the Improvements, and as to which date Seller shall notify Purchaser in writing. If Tenant exercises the Option, but fails to pay the Option Payment called for in Section 3 within five business days following Seller's written notice to Purchaser of Purchaser's failure to pay the Option Payment when due, then the Option shall terminate at 12:01 am on the sixth business day following Seller's notice.

        2.3 Cancellation of Exercise. Purchaser's exercise of the Option in accordance with the foregoing shall be subject to cancellation under the terms and conditions of Article XVIII.

                                   ARTICLE III

                                 OPTION PAYMENT

        The following option payments (collectively, "Option Payment") shall be payable to Seller in the following manner upon the date specified hereinbelow:

        3.1 First Option Payment. On the Effective Date, Purchaser shall pay to Seller, in cash, the amount of $10.00.




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        3.2 Second Option Payment. No later than 6:00 p.m. on the fifth day after Purchaser's exercise of the option to purchase the Property, Purchaser shall pay to Seller, in cash, the amount of $100,000.

        3.3 Treatment of Option Payment. Except as provided in Article XVIII, the Option Payment and all portions thereof are nonrefundable to Purchaser, except in the event of Seller's default hereunder, and shall be retained by Seller as Seller's sole property. The Option Payment and all portions thereof shall be credited against the Purchase Price at Closing.

        3.4 Return of Option Payment. The Option Payment may be required to be returned to Purchaser, without affecting the effectiveness of the exercise of the Option, under the circumstances described in Article XVIII.

                                   ARTICLE IV

                                 PURCHASE PRICE

        4.1 Purchase Price. The Purchase Price for the Property shall be the sum of the following:

               4.1.1 $7.25 times the gross square feet of the actual Land area (as measured to the internal Business Park road rights-of-way and the boundary between Lots 9 and 10, as shown on the BSIP 1, as defined in
        Article XVIII), which shall constitute the "Land Value". The gross square feet of the Land area shall be reasonably established by Seller's engineer/surveyor at the time of final BSIP 1 approval by the City of Snoqualmie and such determination shall be provided to Purchaser for Purchaser's review and comment; and

               4.1.2 An amount equal to the "Building Value at Closing". The Building Value at Closing shall include the amount of Soft Costs incurred to date, together with Progress Payments on account of the Building Shell and Tenant Improvements. Such Progress Payments shall be made on a Completion Percentage basis determined by Inspector as of a date at least 10 business days prior to the Closing Date, in the manner provided in Section 7.2 of the Construction Management Agreement attached hereto as Exhibit D, and shall be subject to the Holdback of Hard Costs as provided therein. Seller shall prepare and provide (a) a Progress Payment Request, in the form prescribed by the Construction Management Agreement, and (b) invoices and other reasonably detailed evidence of Soft Costs incurred to date, for Purchaser's review not less than 10 business days prior to Closing. Examples of the calculation of Progress Payments are attached to the Construction Management Agreement as Exhibit 4. For purposes of determining Building Value at Closing, the terms Soft Costs,



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        Completion Percentage, Progress Payment, Inspector and Holdback shall have the meanings set forth in the Construction Management Agreement.

        4.2 Payment on the Closing Date. The Purchase Price shall be paid in all cash, via wire transfer in immediately available funds, on or before 12 Noon Seattle time on the Closing Date.

                                    ARTICLE V

                              TITLE TO THE PROPERTY

        5.1 Conveyance of Title to Land and Improvements. Upon the Closing Date, Seller shall execute and deliver to Purchaser a Statutory Warranty Deed ("Deed") conveying fee title to the Property, subject to the Permitted Exceptions determined in accordance with Section 5.3. Except as may be provided herein, Seller shall be solely responsible for discharging all liens, assessments and other encumbrances against the Property not included as Permitted Exceptions prior to the Closing Date.

        5.2 Conveyance of Remainder of the Property. Upon the Closing Date, Seller shall execute and deliver to Purchaser all documents necessary to convey, assign and transfer the Property not otherwise conveyed by the Deed. Many of these documents are set forth in Article X below.

        5.3 Title Insurance. On the Closing Date, Seller shall cause Chicago Title Insurance Company ("Title Company") to issue to Purchaser an ALTA Extended Coverage Owner's Policy of Title Insurance (1970 Form B) ("Title Policy") with liability in the amount of the Building Value as defined in the Construction Management Agreement, insuring fee simple title in Purchaser to the Land and Improvements and against any loss or damage by reason of defect in Seller's title to the Property, subject only to the Title Company's standard preprinted exceptions for such form and the Permitted Exceptions determined in accordance with this Article V.

        5.4 Title Review. Not later than February 1, 1998, Seller shall see that Purchaser is furnished with a preliminary commitment for the Title Policy, ("Title Commitment"), together with complete and legible copies of any exceptions identified in Schedule B thereof. Purchaser shall conduct its review of the Title Commitment in accordance with the following procedures:

               5.4.1 Purchaser's Notice. At least 60 days prior to the expiration of the Option Term, Purchaser shall notify Seller in writing of its approval and disapproval of each exception in Schedule 8 of the Title Commitment, other than those exceptions to which Purchaser may object within 10 business days after receiving the survey as provided in
        Section 5.5. Failure to so deliver such notice shall constitute Purchaser's approval of all exceptions in Schedule B as of the date of




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        such Title Commitment. Exceptions not disapproved by Purchaser shall be
        Permitted Exceptions.

               5.4.2 Seller's Notice. Seller shall have 20 business days after receipt of Purchaser's notification in which to notify Purchaser whether or not it elects to cure or remove any of the disapproved exceptions of which Seller receives notice pursuant to Section 5.4.1. Seller's failure to so notify Purchaser shall constitute Seller's agreement to remove all such exceptions on or before the Closing Date. Seller shall remove all exceptions it agrees to remove both from the real estate records and from the Title Commitment on or before the Closing Date.

               5.4.3 Purchaser's Election. If Seller does not elect to remove all exceptions disapproved by Purchaser, Purchaser may, on or before five business days after receipt of Seller's notice pursuant to Section 5.4.2, elect to terminate this Agreement by written notice to Seller; and upon termination pursuant to this Section, Purchaser shall have no obligation to pay the Second Option Payment, and if paid already shall receive a prompt refund. If Purchaser does not so elect to terminate this Agreement, disapproved exceptions that Seller has not elected to remove shall become Permitted Exceptions. The foregoing notwithstanding, Seller agrees that the lien for any nondelinquent taxes and the lien for any nondelinquent special assessments are Permitted Exceptions, and that Seller shall cause all liens for borrowed money against the Property which are not accepted by Purchaser to be released of record by the Closing Date.

               5.4.4 New Exceptions. Seller shall remove any and all title exceptions appearing subsequent to its delivery of the Title Commitment, unless such exceptions are expressly agreed to in writing by Purchaser. Purchaser shall not unreasonably withhold its approval of any such exceptions to the extent they are consistent with Seller's planned development approvals or do not otherwise materially restrict or affect Purchaser's intended occupancy and use of the Land and Improvements.

               5.4.5 Deemed Permitted Exceptions. Notwithstanding the foregoing, the following shall be deemed Permitted Exceptions: (i) rights reserved under federal patents or state deeds, (ii) existing easements of record which do not materially interfere with Purchaser's intended use, (iii) access, driveway, and utility easements as required between the Land and Lot 10, (iv) water, sanitary sewer, storm drainage, electrical, telephone, CATV and any and all other utility easements necessary to enable the Premises to be served by such utilities (and not impairing access to or the use of such Premises by Purchaser), and (v) the Binding Site Improvements Plan 1 for the Property and those agreements, covenants, easements and restrictions relating to Snoqualmie Ridge Business Park and the Snoqualmie Ridge Master Plan Community, including without limitation that



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        Declaration of Protective Covenants, Conditions, Restrictions, Easements
        and Agreements for Snoqualmie Ridge Business Park ("CC&R's") and the Snoqualmie Ridge Council Declaration.

               5.4.6 Title Not Insurable. If title is not insurable at the Closing Date subject only to the Permitted Exceptions determined in accordance with this Agreement, Purchaser may elect to proceed to close the purchase despite such noninsurability thereby accepting any such matters as Permitted Exceptions or Purchaser may claim that such non-insurability constitutes the default of Seller entitling Purchaser to exercise its remedies under Section 17.11 herein.

        5.5 Survey. Seller shall, at its expense, cause an ALTA survey of the Land to be delivered to the Purchaser on or before 30 days prior to the Closing Date. Said survey shall:

               5.5.1 State the legal description for the Land by metes and bounds, as surveyed;

               5.5.2 Show the corners, boundary lines, courses and distances of the Land and the locations of all power lines, fences, easements, setback lines, public and private rights-of-way, streams, railroads, and encroachments, apparent or of record, to which the Property is subject;

               5.5.3 Certify that there are no encroachments, easements of record or apparent, setbacks, rights-of-way or streams, except as shown on the survey;

               5.5.4 Certify that no part of the Land is within a wetland or other regulated environmentally sensitive area or a flood plain or a special flood hazard area as designated by the applicable Federal Emergency Management Agency Flood Insurance Rate Map;

               5.5.5 Certify the approximate number of square feet comprising the Land;

               5.5.6 Certify that all of the parcels comprising the Land are contiguous and without conflicts, overlaps, boundary gaps or nonclosures;

               5.5.7 Certify that access to and from the Land is available to a public right-of-way; and

               5.5.8 Include the survey date and the surveyor's name, registration and seal.

Said survey shall be certified to the Purchaser and be in such form as to enable the Title Company to issue its title policy without exceptions or qualifications relating to boundary locations, gaps, nonclosures, encroachments, setbacks, and easement locations.


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        5.6 UCC Search. Seller shall, at its expense, obtain from a commercial search service a report disclosing the existence of any UCC financing statements or liens recorded or filed against any portion of the Property and shall deliver such search to Purchaser within ten days following Purchaser's exercise of the Option. Purchaser shall notify Seller within 20 days after receiving such report as to whether it objects to any security interests or liens reflected in such report. In the event of any such disapproval, such security interests or liens shall be treated as title exceptions and the parties' rights and options shall be governed by the provisions applicable to title exceptions in Section 5.4.

        5.7 Termination of Lease. On the Closing Date, Purchaser and Seller shall enter into a Termination of Lease Agreement in the form attached hereto as Exhibit B ("Termination of Lease").

        5.8 General Assignment. On the Closing Date, Seller shall deliver to Purchaser a General Assignment in the form attached hereto as Exhibit C ("General Assignment"), pursuant to which Seller shall assign to Purchaser: (i) all permits and approvals for the Improvements; and (ii) the documents, contracts, and Building Shell Construction Documents and Tenant Improvements Construction Documents relating to the Improvements, and Purchaser shall assume any obligations under any Permitted Exceptions, including the maintenance, repair, and insurance obligations arising under those utility and access easements encumbering and benefiting the Property. The assignment and transfer of rights and obligations under the General Assignment shall be subject, however, to Seller's retention of all power and authority necessary or appropriate to enable Quadrant to complete the Improvements pursuant to the Construction Management Agreement, including without limitation the right to enforce the Building Shell Construction Documents and Contract and the Tenant Improvements Construction Documents and Contract.

                                   ARTICLE VI

                            IMPROVEMENTS CONSTRUCTION

        6.1 Completion of Construction of Building. Quadrant and Purchaser shall, concurrently with the Closing, enter into the Construction Management Agreement in the form attached hereto as Exhibit D, under which Seller shall complete construction of the improvements for Purchaser.

        6.2 Completion Guaranty. Concurrently with the Closing, Weyerhaeuser Real Estate Company, a Washington corporation ("WRECO") shall issue its Completion Guaranty to Purchaser in connection with Quadrant's performance of its obligations under the Construction Management Agreement ("Completion Guaranty"), which Completion Guaranty shall be executed by WRECO in the form attached as Exhibit 4 to the Construction Management Agreement.




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                                   ARTICLE VII

                  PURCHASER'S RIGHT OF ACCESS FOR INVESTIGATION

        7.1 Right of Access. Seller agrees that Purchaser and its agents, employees and designees shall be afforded access and entry on the Land and to the Improvements for inspection and investigation between the exercise of the Option and the Closing Date to conduct such studies, tests, inspections and evaluations as Purchaser requires. All such investigations and inspection requested by Purchaser shall occur at Purchaser's sole cost and expense. Purchaser shall notify Seller in advance of any such investigation in order that Seller may take such steps to prevent interruption or impairment of construction of the Improvements which may then be on-going and to insure Purchaser's safety; and provided, further that Purchaser may be precluded from entering the Property or performing tests thereon if such entry or testing would interfere with construction activities which may then be occurring with respect to the Improvements. Purchaser shall indemnify and hold Seller harmless from any claim, liability, loss or expense asserted against Seller or the Property in connection with Purchaser's or its agents', employees' and designees' entry onto the Land or Improvements, including without limitation damage which might occur to the construction of the Improvements, and Purchaser shall provide Seller, at no cost to Seller other than routine copying expenses, with copies of all reports and studies conducted by Purchaser concerning the Land or the Improvements.

        7.2 Copies of Leases, Contracts, Other Information. As soon as practicable (and except to the extent delivered to Purchaser before the date of this Agreement, Seller shall deliver to Purchaser or provide Purchaser access to all of the following documents and reports: to the extent the same exist and are in Seller's possession or which belong to Seller: all leases and contracts affecting the Property, planning and zoning documents and approvals, plans and specifications for the Improvements, and all environmental or soil or other construction tests for the Property. Purchaser acknowledges Seller shall be under no obligation to create any additional data or documentation or obtain any reports for Purchaser.

                                  ARTICLE VIII

                        PURCHASER'S CONDITIONS TO CLOSING

        In addition to the conditions provided in other provisions of this Agreement, Purchaser's obligation to purchase the Property is subject to the fulfillment prior to the Closing Date of each of the following conditions, each of which is for the benefit of Purchaser and any or all of which may be waived by Purchaser in writing at its option:

        8.1 Correctness of Representations and Warranties. The continuing accuracy in all material respects on and as of the Closing Date of all of Seller's warranties and representations in this Agreement, including the lack of discovery of any material fact or


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circumstance at variance with Seller's representations and warranties, of which
Seller did not have knowledge on the date Seller executes this Agreement (regardless of whether such fact or circumstance arose or was discovered thereafter) with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Seller, by having closed the sale of the Property, shall be deemed conclusively to have certified at Closing that all such representations and warranties were true and correct on and as of the Closing Date.

        8.2 Compliance by Seller. Seller shall have performed, observed, and complied with all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, observed and complied with by it prior to or as of the Closing.

        8.3 Title Policy. Issuance of the Title Policy in accordance with
Section 5.2, and deposit by Seller of the appropriate indemnity benefiting the Title Company for issuance of the Title Policy to Purchaser free and clear of any materialman's and mechanic's liens.

        8.4 Construction Management Agreement. The Construction Management Agreement shall have been executed by Quadrant and delivered to Escrow.

        8.5 Termination of Lease. The Termination of Lease shall have been executed by Seller and delivered to Escrow.

        8.6 General Assignment. The General Assignment shall have been executed by Seller and delivered to Escrow.

        8.7 Completion Guaranty. The Completion Guaranty shall have been executed by WRECO and delivered to Escrow.

        8.8 No Adverse Change. The absence of any material and adverse changes
(i) regarding the access or utility service to Property, (ii) in the currently existing zoning, building, development, environmental, health, occupancy, or other laws or regulations which would materially impair the Purchaser's ability to use the Property for Purchaser's intended purposes, and no material change in the physical condition of any of the Property (other than attributable to the ongoing construction of the Improvements).

        8.9 Restrictions. The absence of any restrictive ordinance, utility moratorium, bankruptcy, receivership, or litigation which, if undertaken, levied or enacted, could materially impair the Purchaser's ability to use the Property for Purchaser's intended purpose or increase the costs thereof;

        8.10 Status of Title. The absence of any exception to title that is not a Permitted Exception or otherwise approved by Purchaser;


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        8.11 Permitted Uses. The absence of any material violation of any applicable statute, law or regulation regarding the physical condition of the Property or Seller's use thereof as an office, manufacturing, warehousing and distribution facility, or of any material change in any laws or statutes that materially affects Purchaser's ability to use the Property for its intended purpose.

                                   ARTICLE IX

                         SELLER'S CONDITIONS TO CLOSING

        In addition to the conditions provided in other provisions of this Agreement, Seller's obligation to sell the Property is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Seller and any or all of which may be waived by Seller in writing at its option:

        9.1 Compliance by Purchaser. Purchaser shall have performed, observed, and complied with all of the covenants, agreements, obligations and conditions required by this Agreement and the Lease and Construction Agreement to be performed, observed and complied with by it prior to or as of the Closing Date.

        9.2 Correctness of Representations and Warranties. The representations and warranties of Purchaser stated in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser, by having closed the sale of the Property, shall be deemed conclusively to have certified at Closing that all such representations and warranties were true and correct on and as of the Closing Date.

        9.3 Construction Management Agreement. The Construction Management Agreement shall have been executed by Purchaser and delivered to Escrow.

        9.4 Termination of Lease. The Termination of Lease shall have been executed by Purchaser and delivered to Escrow.

        9.5 General Assignment. The General Assignment shall have been executed by Purchaser and delivered to Escrow.

                                    ARTICLE X

                                     CLOSING

        Execution and exchange of documents called for and completion of all steps necessary to record the Deed in favor of the Purchaser ("Closing") shall take place in the offices of the Title Company in Seattle or Bellevue, Washington (or at such other place as the parties may mutually agree to in writing) by an escrow officer of the Title Company, acting as escrow agent ("Escrow") and shall occur on a date which is no later than



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45 days after Purchaser's exercise of the Option (the date on which the Deed is recorded being herein referred to as the "Closing Date"); provided, however, that notwithstanding the foregoing, the Closing Date may be extended in the event the BSIP 1 has not yet recorded pursuant to Section 18. Purchaser and Seller shall place into Escrow all instruments, documents and moneys necessary to complete the sale in accordance with this Agreement. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

        10.1 Delivery to Escrow. On or before the Closing Date, the following documents and moneys shall be delivered to Escrow:

               10.1.1 By Seller. Original documents and agreements, duly executed and acknowledged by Seller, Quadrant or WRECO, as applicable, which shall include:

                       (a)   the Deed;

                       (b)   the Termination of Lease;

                       (c)   the General Assignment;

                       (d)   the Construction Management Agreement;

                       (e)   a real estate excise tax affidavit;

                       (f)   FIRPTA Affidavit;

                       (g)   the Completion Guaranty;

                       (h)   the Title Policy;

                       (l) the warranty bill of sale for all personal property; and

                       (i) any and all such other documents as may be required by the Purchaser to convey or assign the Property or by the Title Company as are consistent with the provisions of this Agreement.

               10.1.2 By Purchaser. Original documents and agreements, duly executed and acknowledged by Purchaser and any other party as may be required thereunder, and moneys, which shall include:

                       (a)   the Termination of Lease;

                       (b)   the General Assignment;

                       (c)   the Construction Management Agreement;




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                       (d)   a real estate excise tax affidavit;

                       (e)   the Purchase Price; and

                       (f) any and all other documents and agreements as may be required by the Title Company as are consistent with the terms of this Agreement.

        10.2 Seller's Closing Costs. In connection with the Closing, Seller shall pay the cost of the Title Policy to the extent of the premium for standard Purchaser's coverage, the real estate excise taxes, one-half the Escrow fee, and Seller's own attorneys' fees.

        10.3 Purchaser's Closing Costs. In connection with the Closing, Purchaser shall pay the cost of the Title Policy to the extent in excess of the premium for standard Purchaser's coverage together with all endorsements to the Policy requested by Purchaser, the cost of recording the Deed, one-half the Escrow fee, and Purchaser's own attorneys' fees.

        10.4 Prorations, Adjustments. At the Closing, prorations shall be effected through Escrow as follows:

               10.4.1 Taxes and Assessments. Real property taxes and public and private assessments shall be prorated (based upon the year in which they are payable) as of 12:01 AM on the Closing Date; and Seller shall be reimbursed for the entirety of any taxes paid by Seller for the calendar year of recording of the BSIP 1 or any subsequent calendar year occurring after the Closing Date.

               10.4.2 Utilities. Water charges, fuel charges or utility charges (including, without limitation, telephone, gas and electricity) shall be prorated as of 12:01 AM on the Closing Date;

               10.4.3 Prepaid Rent, Security Deposits and Option Payments. Prepaid Rent in the amount of $173,077 and the Option Payments shall be applied as a credit to the Purchase Price (except to the extent previously returned to Purchaser under Article XVIII).

        10.5 Events of Closing. Subject to the conditions on Closing provided for in this Agreement, this transaction will be closed on the Closing Date as follows:

               10.5.1 Seller shall provide Purchaser with a certificate to the effect that except as therein identified, there have been no changes in Seller's warranties under this Agreement.

               10.5.2 Seller shall provide Purchaser with the Certificate of Nonforeign Status as provided in I.R.C. Section 1445.

               10.5.3 Seller shall deliver the original copies of all of Seller's documents, licenses, contracts, tests, studies and reports relating to the Property and to be provided to Purchaser under the other provisions of this Agreement, which are in Seller's or its agents' possession or under their control and which have not previously been provided to Purchaser

               10.5.4 The Escrow Agent shall calculate the prorations described in Section 10.4, and the parties shall be charged and credited accordingly.

               10.5.5 Purchaser shall pay the Purchase Price called for at the Closing Date to Seller in cash, against which Purchaser shall be credited with the Option Payment (unless previously returned to Purchaser under Article XVIII), any Deposit held by Seller under the Lease, and any Holdback provided for under Section 4.1.2.

               10.5.6 Any liens to be paid by Seller at closing shall be paid and satisfied of record at Seller's expense.

               10.5.7 Seller shall convey the Land and Improvements to Purchaser by statutory warranty deed, subject to the Permitted Exceptions.

               10.5.8 Seller shall convey the personal property, if any, by bill of sale with Seller warranties as to lien-free ownership, and shall assign the matters covered by the General Assignment pursuant thereto.

               10.5.9 The Escrow Agent shall be committed to issuing the Title Policy upon recordation of the closing documents.

               10.5.10 The Escrow Agent shall record the deed to Purchaser at Purchaser's expense.

        10.6 Failure of Closing Conditions. In the event any one or more of the conditions to closing is not satisfied as of the Closing Date, the party whom such condition is intended to benefit may by notice in writing to the other party:

               10.6.1 waive such condition, whereupon this sale shall close in accordance with the terms hereof;

               10.6.2  extend the Closing Date for up to ten business days; or

               10.6.3 elect to cancel this Agreement, whereupon the Option Payment shall be immediately paid to the party entitled thereto, in which event the parties shall have the rights and remedies provided in this Agreement.

                                   ARTICLE XI

                                   POSSESSION

        Subject to the rights of Quadrant under the Construction Management Agreement, Purchaser shall be entitled to possession of the Property on the Closing Date, free and clear of all liens, encumbrances and exceptions other than the Permitted Exceptions, on the Closing Date.

                                   ARTICLE XII

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        12.1 Representations and Warranties of Seller. Seller hereby represents and warrants, as of the date hereof and as of the Closing Date, that:

               12.1.1 Organization. Seller is a corporation or limited liability company, duly organized and validly existing and in good standing under the laws of the State of Washington and is qualified to do all things required of it under this Agreement; all corporate or limited liability company actions have been taken to approve this Agreement; and this Agreement shall be binding on Seller in accordance with its terms.

               12.1.2 Authority. Seller has the full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein, and the individual(s) who on Seller's behalf, as the case may be, execute and deliver the Agreement and all documents to be delivered to Purchaser hereunder, are and shall be duly authorized to do so.

               12.1.3 No Litigation. There is no litigation, administrative action (other than routine land use administrative proceedings involving the permit process for the Property, the Business Park and the Snoqualmie Ridge Master Plan Community), attachment, execution, assignment for the benefit of creditors, receivership, conservatorship, employment dispute, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated by Seller or pending or, to Seller's knowledge, threatened, against Seller before any court or administrative agency, in each case materially affecting the Property not previously disclosed to Purchaser, or which might result in Seller being unable to consummate this transaction.

               12.1.4 No Conflict. Neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated hereby will
        (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any agreement or instrument to which Seller is a party; (ii) violate any restriction to which Seller is subject; or
        (iii) constitute a violation of any applicable law or legal requirement of which Seller has knowledge.

               12.1.5 Non-Foreign. Seller is not a foreign person, non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder.

               12.1.6 Title. At Closing, Seller will hold marketable fee title to the Property, subject only to the Permitted Exceptions. At Closing, no person will adversely possess or have obtained any prescriptive easement in any portion of the Land and no person will have any right of possession, club membership, timeshare interest, or other similar right or license of any nature or description to use any of the Property (other than contractors constructing the Improvements pursuant to the Construction Agreement). At Closing, the Land will be neither classified as open space nor have any similar characterization for the purpose of reducing or deferring real property taxes. At Closing, there will be no local improvement district or other special assessments against the Property, and the Seller will have knowledge that any such assessments have been proposed, other than assessments for a storm water utility that may be created.

               12.1.7 Condemnation. There is to Seller's knowledge no threat of condemnation or eminent domain, or other governmental taking of the Property, or any portion thereof.

               12.1.8 Access and Common Area Improvements. On Substantial Completion, as defined in the Construction Management Agreement, of the Improvements, the Land will have readily usable vehicular and pedestrian access to and from public roads, streets or rights of way. All roads, curb and gutter, drainage systems, access ways, detention ponds and other common improvements to the Business Park to be constructed have been or will be complete on or before the date of Substantial Completion of the Improvements to the extent necessary to obtain a temporary certificate of occupancy for the Improvements.

               12.1.9. Utilities. On or before the date of Substantial Completion of the Improvements, the Land shall be serviced by electrical, gas, water, telephone, and sewer lines sufficient to service the uses of the Property contemplated by the Purchaser as described in the Lease; there exists no threatened moratorium on the extension or expansion of such services; all utilities shall be stubbed to the Improvements, and there exist no unpaid connection, hook-up or similar charges with respect to the Property that either have not been paid by Substantial

        Completion or that have not been disclosed in the Title Commitment. All utilities serving the Improvements are or will be on meters.

               12.1.10 No Development Obligations. No commitments have been made to any person or entity, including without limitation any governmental or quasi-governmental authority, utility company, religious body, or association which would impose an obligation upon the Purchaser or its successors or assigns to make any contribution or dedications of money or land or to construct, install, or maintain any improvements of a public or private nature on or off the Land, and no governmental authority has imposed any requirement that any owner of the Land pay directly or indirectly any special fees or contributions or to incur any expenses or obligations in connection with any development of the Land, except for the CC&R's (if recorded by Closing)or the Snoqualmie Ridge Council Declaration (if recorded by Closing), or as reflected in the Title Commitment or as otherwise previously disclosed by Seller to Purchaser, unless the same have been fully paid and performed.

               12.1.11 Property Condition. No portion of the Land lies within any riparian corridor, wetland or other environmentally sensitive area which prohibits or restricts development or the 100 year flood plain established by the federal government. No portion of the Property or any contiguous property has to Seller's knowledge been used at any time for the generation, storage or disposal of hazardous substances, sewage, petroleum products, hazardous materials, toxic substances or any pollutants or substances, defined as hazardous or toxic in applicable federal, state and local laws and regulations ("Hazardous Substances"). The drainage of surface and subsurface waters does not adversely affect the Property to an extent that has not been taken into account in the design of the Improvements, and the Seller has not been involved in, or to its knowledge threatened by or notified of litigation or claims respecting the drainage of such waters.

               12.1.12 No Violations. The Property complies, or, with respect to the Improvements, will upon Substantial Completion comply, with all applicable federal, state and local laws, including specifically, all applicable building, development, zoning, health, occupancy, shoreline management and environmental statutes, ordinances, and regulations; and the Seller has no knowledge of receiving any citations or violation notices with respect to the Property (including notices regarding the physical condition or use thereof or relating to the alleged presence of any Hazardous Substances). If, between the date of this Agreement and the Closing Date Seller receives any written notice or written citation of any alleged violation of any statute, code or ordinance with respect to the Property or Seller's use thereof, it shall promptly provide Purchaser with a true and correct copy thereof. To the best of Seller's knowledge, all licenses, permits and other approvals required for the construction of the Improvements have been or will be, upon commencement of construction or the relevant element of construction, issued and are or will be in good standing.

               12.1.13 Permitted Use. The Seller has no knowledge of any federal, state or local statutes, ordinances, laws or regulations which would prohibit or materially interfere with Purchaser's intended use of the Property.

               12.1.14 Accuracy of Records. To Seller's knowledge, all of the books, records, tests, studies, assessments, documents and other data Seller has provided and hereafter provides to Purchaser in connection with this Agreement are true and accurate in all material respects.

               12.1.15 Contract Default. To the best of Seller's knowledge, there exist no material defaults under any management, maintenance or service contracts executed in connection with the Property.

               12.1.16 Executory Agreements. There are no management, service or maintenance agreements or equipment leases for the Property.

               12.1.17 No Condominium. There has not been any documentation recorded to establish any portion or all of the Property as a condominium or cooperative property under Washington state law.

               12.1.18 Insurability of Property. Neither Seller nor its agents have received any formal or informal notice from any insurance company of any defect or inadequacies in the Property which would adversely affect the insurability of the Improvements, or which would increase the cost of any insurance beyond that which would ordinarily and customarily be charged for comparable property.

               12.1.19 Soil Conditions. To Seller's knowledge, the surface and subsurface condition of the Land is such that it will support the Improvements as they are before and after the date hereof initially constructed consistent with recommendations of geotechnical reports that Seller has obtained and will obtain.

        12.2 No Other Warranties; Survival. The foregoing constitutes the express warranties and representations of Seller, and, except for such additional warranties and representations as may be made by Seller elsewhere in this Agreement or under the Lease or Construction Agreement, Seller makes no other warranties or representations, express or implied, direct or indirect. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing Date in the same manner as Quadrant's warranties under the Construction Management Agreement, and Seller shall indemnify and hold Purchaser harmless from and against all claims, losses, demands, allegations or liabilities (including attorneys' fees) which are suffered as a result of the breach of any inaccuracy thereof.

        12.3 "Knowledge" Defined. As used in this Section 12, "Seller's knowledge" means the actual knowledge of George Sherwin, Doug Bonner, Walter Costello or Wayne Ullman, without any special inquiry.

                                  ARTICLE XIII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        13.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants, as of the Effective Date and as of the Closing Date, that:

               13.1.1 Organization. Purchaser is a corporation, duly organized and validly existing and in good standing under the laws of the State of Washington, and is qualified to do all things required of it under this Agreement; all corporate actions have been taken to approve this Agreement; and this Agreement shall be binding on Seller in accordance with its terms.

               13.1.2 Authority. Purchaser has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein, and the individual(s) who on Purchaser's behalf execute and deliver the Agreement and all documents to be delivered to Seller hereunder are and shall be duly authorized to do so.

               13.1.3 No Litigation. There is no litigation, administrative action, attachment, execution, assignment for the benefit of creditors, receivership, conservatorship, employment dispute, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated by Purchaser or pending or, to Purchaser's knowledge, threatened, against Purchaser before any court or administrative agency which might result in Purchaser being unable to consummate this transaction.

               13.1.4 No Conflict. Neither the execution of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any agreement or instrument to which Purchaser is a party; (ii) violate any restriction to which Purchaser is subject; or (iii) constitute a violation of any applicable law or legal requirement of which Purchaser is aware.

        13.2 Survival. The foregoing constitutes the express warranties and representations of Purchaser, and, except for such additional warranties and representations as may be made by Purchaser elsewhere in this Agreement or under the Lease or the Construction Agreement, Purchaser makes no other warranties or representations, express or implied, direct or indirect. All of the representations and warranties of Purchaser contained in this Agreement shall survive the Closing Date, and Purchaser shall indemnify and hold Seller harmless from and against all claims, losses, demands, allegations or liabilities (including attorneys' fees) which are suffered as a result of the breach of any inaccuracy thereof.

                                   ARTICLE XIV

                                     NOTICES

        All notices and demands which may or are to be required or permitted to be given under this Agreement shall be in writing and if personally delivered shall be effective when received. If mailed, a notice shall be deemed effective on the third day after deposited as registered or certified mail, postage prepaid, directed to the other party. Notices shall be delivered or mailed to the following address and telephone numbers:

        Seller:                      The Quadrant Corporation
                                     11100 N.E. 8th, Suite 500
                                     P.O. Box 130
                                     Bellevue, Washington  98009
                                     Attn:  Commercial Division
                                     Tel:  425-455-2900
                                     Fax:  425-646-8300

        Purchaser:                   Optiva Corporation
                                     13222 SE 30th Street
                                     Bellevue, WA 98005
                                     Attn: Karl Forsgaard, Corporate Counsel
                                     Tel: 1-800-957-9310
                                     Fax: 425-401-4824

        with a copy to:              Gordon W. Tanner
                                     Stoel Rives LLP
                                     600 University Street, Suite 3600
                                     Seattle, WA 98101-3197
                                     Tel: 206-624-0900
                                     Fax: 206-386-7500

Either party may change its address for notices by at least fifteen (15) days' advance written notice to the other.

                                   ARTICLE XV

                              BROKERAGE COMMISSIONS

        Other than a brokerage commission payable to Colliers Macaulay Nicolls, Inc., in connection with this transaction, pursuant to the terms of a separate agreement, which commission shall be paid by Seller in accordance with the terms of such separate agreement, each party represents to the other that no brokerage commission, finder's fee, acquisition fee or like payment arises through such party with regard to the sale or lease of the Property. Purchaser hereby indemnifies and holds Seller harmless from any claim, liability, loss or expense for any brokerage commission, finder's fee, acquisition fee, or like payment asserted against Seller arising out of any agreement entered into by Purchaser in connection with this Agreement or the Property, arising through Purchaser; and Seller hereby indemnifies and holds Purchaser harmless from any claim, liability, loss or expense for any brokerage commission, finder's fee, acquisition fee, or like payment asserted against Purchaser in connection with this Agreement or the Property, arising through Seller. No sales commission shall be paid or charged as part of the Closing under this Agreement; provided however that Colliers Macaulay Nicolls, Inc. shall be paid on the Closing Date its full leasing commission under its agreement with Seller as if the Property were being leased to Purchaser. The obligations of the parties under this
Article 15 shall survive the Closing Date.

                                   ARTICLE XVI

                   DAMAGE OR CONDEMNATION PRIOR TO THE CLOSING

        16.1 Damage. Any damage to the Improvements prior to the Closing Date shall be repaired and restored by Quadrant in accordance with the requirements and to the condition called for in the Construction Management Agreement.

        16.2 Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, then Purchaser, at its sole option, may elect either:

               16.2.1 Termination. To terminate this Agreement by written notice to Seller given at or prior to the Closing Date, and, neither party hereto shall have any further rights against, or obligations to, the other under this Agreement; or

               16.2.2 Reduce Purchase Price. To agree to close and deduct from the Purchase Price an amount equal to any sum paid to Seller for such governmental acquisition; provided, if no award has been paid to Seller prior to the Closing Date, then, on the Closing Date, the Purchase Price shall not be adjusted; and, on the Closing Date, Seller shall assign, transfer and set over to Purchaser all of

        Seller's right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition.

               16.2.3 Street Dedications. Notwithstanding anything herein to the contrary, condemned or dedicated portions of the Land for purposes of street construction and right of way as reflected on the BSIP 1 shall not constitute condemnation action subject to the provisions of this
        Article XVI.

                                  ARTICLE XVII

                                  MISCELLANEOUS

        17.1 Attorneys' Fees. In the event of any litigation, arbitration or other proceeding (including proceedings in bankruptcy and probate and on appeal) brought to enforce or interpret or otherwise arising under this Agreement, the substantially prevailing party therein shall be entitled to the award of its reasonable attorneys' fees, witness fees, and court costs incurred therein and in preparation therefor.

        17.2 Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same contract

        17.3 Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, concerning such transaction are superseded and merged into this Agreement. The parties acknowledge there are additional agreements between them pertaining to the Property, including without limitation a Lease, a Construction Agreement and an Expansion Agreement between the parties of even date herewith. Such documents are a part of the agreement of the parties.

        17.4 Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        17.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. Venue for any action to enforce or interpret this Agreement shall lie in the Superior Court of King County, Washington. All sums referred to in this Agreement shall be calculated by and payable in the lawful currency of the United States.

        17.6 Headings. Descriptive headings are used in this Agreement for convenience only and shall not control, limit, amplify or otherwise modify or affect the meaning or construction of any provision of this Agreement.

        17.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns.

        17.8 Assignment. Purchaser shall have the right to assign its rights under this Agreement in whole or in part to any entity acquiring, merging with or related to Purchaser (before or after the assignment) without the prior written consent of Seller. Any other assignment by Purchaser shall require the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed. Seller may freely assign this Agreement, but no such assignment shall relieve Quadrant of its obligations hereunder.

        17.9 Survival of Provisions. The covenants, representations, agreements, terms and provisions contained herein shall survive the Closing and shall not be deemed to have merged with or into the Deed.

        17.10 Time of Essence; Business Day. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States, or the State of Washington, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

        17.11  Rights and Remedies Upon Default.

               17.11.1 Seller's Default. In the event of a default by Seller of any of its covenants, representations, warranties or other agreements set forth in this Agreement, Purchaser may, elect (i) nevertheless to proceed with the purchase of the Property, and to pursue specific performance of this Agreement, or (ii) to terminate this Agreement by written notice to Seller delivered prior to the Closing Date, whereupon the Option Payments shall be returned to Purchaser (unless previously returned to Purchaser under Article XVIII), or (iii) to pursue all remedies available at law and in equity, including specific performance of this Agreement and damages.

               17.11.2 Purchaser's Default. In the event of a default by Purchaser of any of its covenants, representations, warranties or other agreements set forth in this Agreement, Seller shall be entitled (i) to retain the Option Payment, and (ii) to pursue all remedies available at law and in equity, including specific performance of this Agreement and/or damages up to $2,000,000 in damages, with or without terminating this Agreement.

               17.11.3 Termination. Upon termination of this Agreement under this Article, both parties shall be relieved of all further obligations hereunder, neither party shall have any further rights under this Agreement, and each of the parties hereby waive any other rights or remedies available to it at law or in equity by virtue of this Agreement. Termination of this Agreement shall not affect the Lease or the Construction Agreement, which shall continue until terminated in accordance with its terms.

        17.12 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

        17.13 Right of Termination. This Agreement shall be terminated in the event the Lease is terminated in accordance with the provisions of Section 1A.1 of the Lease.

        17.14 Cooperation. The parties shall cooperate in good faith with one another and shall use diligent efforts to carry out the intent and provisions of this Agreement.

        17.15 Interpretation. This Agreement has been submitted to the scrutiny of all parties hereto and their counsel, if desired, and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

        17.16 Waive. The failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce such provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

        17.17 Description of Transaction. This Agreement creates only the relationship of seller and buyer and no joint venture, partnership or other joint undertaking is intended hereby, and neither party hereto shall have any rights to make any representations or incur any obligations on behalf of the other. Neither party has authorized any agent to make any representations, admit any liability or undertake any obligation on its behalf. Neither party is executing this Agreement on behalf of an undisclosed principal, and no third party is intended to be benefited by this contract. The parties agree that this Agreement involves only the sale and purchase of real, personal and intangible property, that Purchaser is not acquiring any business or ongoing liability of Seller, and except to the limited extent assumed by Purchaser in writing, Purchaser shall have no successor liability to any employee, agent or other person with whom Seller has contracted or to whom Seller is liable.

        17.18 Indemnified Parties. Any indemnification contained in this Agreement for the benefit of Purchaser shall extend to Purchaser's officers, employees, and agents.

        17.19 Exhibits; Addenda. Exhibits and Addenda, if any, affixed to this Agreement are a part of and incorporated into this Agreement.

                                  ARTICLE XVIII

                        BINDING SITE IMPROVEMENTS PLAN 1

        Purchaser understands, acknowledges and agrees that Seller has applied for and is currently seeking approval by the Hearing Examiner for the City of Snoqualmie ("Hearing Examiner") of a Conceptual Binding Site Improvement Plan 1 for the Snoqualmie Ridge Business Park, submitted for approval under No. 9701 in which the Land is included ("BSIP 1"); and that upon the recording of the BSIP 1 with the King County Department of Records and Elections , the Land shall be established as legally subdivided lot(s). Seller shall diligently proceed to prepare such materials required to obtain approval of the BSIP 1; provided, however, that Seller's obligation to convey the Property shall be subject to issuance of final approval of the BSIP 1 by the City Council of the City of Snoqualmie in a manner and with such terms as are acceptable to Seller and recording of the same. If the BSIP 1 is not approved and recorded on or before the Closing Date, Seller shall be entitled to extend the Closing Date for such period of time as is reasonably necessary to approve and record the BSIP 1. If, however, the BSIP 1 is not approved and recorded on or before the Commencement Date of the Lease, Seller shall return the Option Payment to Purchaser at Purchaser's request, and this Agreement shall otherwise remain in full force and effect. Furthermore, if the BSIP 1 is not approved and recorded within six months after the Commencement Date under the Lease, Purchaser may cancel its exercise of the Option and receive the return of the Option Payment (if not already returned under the preceding sentence) whereupon the Lease and Construction Agreement shall remain in full force and effect, and no party shall have any further right or remedy hereunder. If Purchaser does not exercise its option to terminate this Agreement, then Seller shall complete the sale of the Property to Purchaser as soon as it may be legally conveyed.

        EXECUTED as of the day and year above written.

                                       SELLER:

                                       THE QUADRANT CORPORATION


                                       By  /s/ George F. Sherwin, Jr.
                                           ------------------------------------
                                           George F. Sherwin, Jr.
                                           Its Vice President


                                       PURCHASER:

                                       OPTIVA CORPORATION


                                       By /s/ David Giuliani
                                          -------------------------------------
                                          David Giuliani
                                          Its President

               EXHIBITS

               Exhibit A     Legal Description of Land
               Exhibit B     Termination of Lease
               Exhibit C     General Assignment
               Exhibit D     Construction Management Agreement

                                    EXHIBIT D

                        CONSTRUCTION MANAGEMENT AGREEMENT



        THIS CONSTRUCTION MANAGEMENT AGREEMENT is dated and effective this ___ day of __________, 1998, by and between OPTIVA CORPORATION, a Washington corporation ("Owner"), and THE QUADRANT CORPORATION, a Washington corporation ("Quadrant").

                                 R E C I T A L S

        A. Quadrant, as seller, and Owner, as purchaser, have heretofore entered into that certain Option and Real Estate Purchase and Sale Agreement for the sale of the Land and Buildings (defined below), as to which Quadrant has commenced construction.

        B. Prior to such purchase and sale, Quadrant [or its assignee] was the Landlord and Owner [or Owner's affiliate] was the Tenant, under a Lease dated November __, 1997. Under the Lease, including a Construction Agreement for Lease executed concurrently with the Lease, and a copy of which is attached hereto as
Exhibit 1 and incorporated herein ("Construction Agreement") and other exhibits incorporated therein, Quadrant, as Landlord, agreed to construct for and lease to Owner, as Tenant, and Owner agreed to lease from Quadrant, the Buildings.

        C. The Lease has terminated pursuant to the Option and Real Estate Purchase and Sale Agreement concurrently with the closing thereunder.

        D. The parties have agreed that Owner shall engage Quadrant as Construction Manager to complete construction of the Building Shell and Tenant Improvements for Owner, at the cost of Owner, in the manner required in the Construction Agreement and this Construction Management Agreement.

                               A G R E E M E N T S

        The parties agree as follows:

        1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings as in the Construction Agreement. As used in this Agreement, the following terms shall have the following meanings:

               "Base Building Shell Price" means the amount of $__________ [TBD--$125 TIMES 145,000 GBA, MINUS LAND VALUE, MINUS TI ALLOWANCE ($4,945,052), PLUS MEZZANINE STRUCTURE ALLOWANCE ($389,000), PLUS INCREASE IN


                              Page 1 of Exhibit D

        LINK STRUCTURE ALLOWANCE ($344,000), PLUS INCREASE IN SPACE PLANNING ALLOWANCE ($176,609), PLUS SHELL IMPROVEMENTS ALLOWANCE ($932,534)].

               "Buildings" means the Building Shell and Tenant Improvements for each of Building 1 and Building 2, all as defined more fully in the Construction Agreement.

               "Building Plans" means the Building Shell Construction Documents and the Tenant Improvements Construction Documents, as created and modified from time to time in accordance with the Construction Agreement.

               "Building Value" means the total amount to be paid to Quadrant under this Agreement, and is an amount equal to the Base Building Shell Price plus Tenant Improvement Costs plus Excess Mezzanine Structure Costs, plus Excess Link Structure Costs, Excess Shell Improvements Allowance Costs, plus any increases resulting from changes to the Buildings under Section 9 of this Agreement. The Building Value consists of the sum of the Building Value At Closing and the Building Value After Closing.

               "Building Value After Closing" means an amount equal to the Building Value minus the Building Value at Closing. The Building Value After Closing is to be paid to Quadrant on a Progress Payment basis under Section 7.2.

               "Building Value At Closing" means the amount of the Building Value to be paid at Closing under Section 4.1.2 of the Purchase Agreement, and equals Soft Costs incurred to a date at least ten business days prior to Closing plus a Progress Payment of Building Value made on a Completion Percentage basis in accordance with the procedures described in this Agreement, as of a date prior to Closing.

               "Completion Percentage" means that certain percentage of the construction of the Building Shell and the Tenant Improvements which is determined, at the time of each payment of each Progress Payment, to have been completed. Such determination shall be made by Inspector, subject to the review and comment by Owner and Quadrant; notwithstanding such review and comment, however, the determination of Inspector shall control. For purposes of calculating the Completion Percentages, Inspector shall assume that Substantial Completion of the Building Shell or Tenant Improvements, as the case may be, constitutes 100% completion thereof. In determining the Completion Percentages, Inspector shall consider the following information: (i) a physical inspection of the Buildings; and (ii) a comparison of the work completed against the work remaining to be completed based upon an analysis of the Building Plans.

               "Construction Agreement" means the Construction Agreement for Lease dated the same date as the Lease, between Quadrant and Owner, entered into and



                              Page 2 of Exhibit D
        made a part of the Lease. Although the Lease has terminated, the Construction Agreement is incorporated into this Agreement by reference and as part of this Agreement shall continue to apply to the construction of the Buildings.

               "Effective Date" means the date upon which delivery of this Agreement fully executed by all parties thereto shall have occurred.

               "Final Completion" means that Substantial Completion has occurred and all post-substantial completion obligations under Section 8 have been fulfilled.

               "Hard Costs" means that portion of the Building Value After Closing consisting of those construction costs identified in the Building Shell Construction Contract and Tenant Improvements Construction Contract, not including taxes applicable thereto.

               "Holdback Amount" means an amount equal to 5% of Hard Costs, to be held back from Progress Payments in accordance with Section 7 of this Agreement.

               "Inspector" means Falkin & Associates, who has been engaged to determine the Completion Percentage during construction in accordance with this Agreement.

               "Land" means that certain real property described on Exhibit 2 attached hereto.

               "Land Value" means the gross Purchase Price paid by Owner at Closing for the Land, under Section 4.1.1 of the Purchase Agreement.

               "Lease" means that certain Lease of the Buildings dated November __, 1997, between Quadrant, as Landlord, and Owner, as Tenant, together with all exhibits thereto. The Lease terminated at closing of Owner's purchase of the Land and Buildings.

               "Progress Inspection" means the inspection(s) undertaken by Inspector for each Progress Payment Request during the construction of the Building, on which inspections each of Quadrant and Optiva shall have the opportunity to have their Representatives accompany the Inspector. Following each Progress Inspection, Inspector shall issue its written determination of the Completion Percentages on or before the first day of each calendar month for each Progress Payment Request in accordance with Section 7.3.

               "Progress Payments" means those certain progress payments made to Quadrant from time to time by Owner in accordance with Section 7 of this Agreement toward payment of the Building Value After Closing.


                              Page 3 of Exhibit D

               "Project Costs" means all out-of-pocket costs actually expended by Quadrant (as opposed to Quadrant's internal costs), as Landlord or as Quadrant for the design, development, and construction of the Land and Buildings and all improvements, systems and installations therein and thereto, including without limitation all of the following reasonably allocated to the Land and the Buildings:

               (i) all architectural, engineering (civil and structural), mechanical, electrical, geotechnical, accounting, legal, environmental and any other consulting fees and expenses of any kind or nature;

               (ii) all traffic mitigation, signalization, and any other improvements related to vehicular traffic and transportation management for the Property;

               (iii)  all site preparation costs and expenses;

               (iv) utilities installation and connection costs, fees and charges (as opposed to costs, fees and charges for actual usage), including without limitation, storm drainage, sanitary sewer, electrical, water, natural gas, and any other utility (excluding telephone, cable television, data transmission, satellite transmission, and security system equipment and services or computer cabling or wiring);

               (v)    all Hard and Soft Costs;

               (vi) any and all insurance premiums, retail sales and business and occupation taxes and any other applicable premiums or taxes in addition to those identified above;

               (vii) any and all fees, charges and expenses in connection with obtaining, environmental and other review and issuance of any and all permits required for design, development, construction and occupancy of the Buildings and the Land, including expenses incurred in providing any bonds to secure completion obligations to the City of Snoqualmie;

               (viii) any and all costs of the removal and remediation of Hazardous Substances from the Land, if any;

               (ix) any other cost, expense, fee, charge or interest incurred by Quadrant, as Landlord or as Quadrant on an "out of pocket" basis relating to or arising from the planning, design, development, marketing, testing, and construction of the Buildings and performance of Quadrant's obligations, as Landlord and as Construction Manager, to achieve final completion of the Buildings;

               (x) the cost of any ALTA survey with respect to the Land required by the City of Snoqualmie upon completion of the Buildings;




                              Page 4 of Exhibit D

               (xi) any and all legal and other consultant's or other third party costs incurred in connection with the negotiation and execution of this Agreement and the Purchase Agreement, including without limitation real estate brokerage commissions applicable thereto;

               (xii) closing costs incurred in connection with closing under the Purchase Agreement;

               (xiii) any cost, expense and charge in order to enforce the obligations of any Owner to the extent such cost, expense or charge is not otherwise recovered from Owner;

               (xiv) interest accruing on all of such items from time to time as they are incurred from and after the date of execution of the Lease, at the floating rate per annum of one percent over the prime rate in effect at Seafirst Bank or its successor.

               "Purchase Agreement" means that certain Option and Real Estate Purchase and Sale Agreement dated the same date as the Lease, between Quadrant, as Seller, and Owner, as Purchaser, under which the Land and Buildings have been sold and conveyed to Owner.

               "Soft Costs" means that portion of the Building Value consisting all costs other than Hard Costs arising in connection with the Buildings, such as design, architectural, engineering, environmental, soils analysis, permitting and similar costs, and all taxes applicable thereto.

               "State" means the State of Washington.

        2. Engagement of Quadrant as Construction Manager; Construction Agreement. Owner hereby engages Quadrant as Construction Manager and Quadrant agrees, subject to Owner's performance of its obligations hereunder, to cause, supervise, manage and complete the Buildings by performing all of Quadrant's obligations set forth in the Construction Agreement, as supplemented and modified by the terms and conditions of this Agreement. Quadrant shall have all the rights and obligations of Quadrant under the Construction Agreement, and Owner shall have all the rights of Optiva under the Construction Agreement. The Construction Agreement and this Agreement shall be construed together and read harmoniously where possible, but to the extent of inconsistency between the Construction Agreement and this Agreement, this Agreement shall control.

        3. Diligent Efforts; General Responsibility; Authorized Representatives.




                              Page 5 of Exhibit D

               3.l In providing its services hereunder, Quadrant shall use diligent efforts and shall furnish its best skill and judgment.

               3.2 Quadrant shall cooperate with, coordinate, manage, direct and supervise the General Contractor, Architect, TI Architect and all other engineers, design consultants, managers, and other contractors retained in connection with the development and construction of the Building so as to cause Substantial Completion in accordance with and subject to the provisions of this Agreement.

               3.3 Subject to Owner's performance of its obligations under this Agreement, Quadrant shall complete the Building in accordance with the Building Plans and all applicable laws and ordinances, free of all liens (except as otherwise provided in this Agreement) for work performed by or under the direction of Quadrant; Quadrant's warranty liability shall be as set forth in
Section 10 of the Construction Agreement.

        4. Mutual Cooperation. Quadrant and Owner shall cooperate in good faith with each other in all aspects of performance under this Agreement, to accomplish each of the purposes hereof. Such cooperation shall include without limitation Owner's granting of easements to public utilities and municipalities if reasonably necessary or beneficial for the Buildings or the Business Park and to the extent that any of such easements is not already in place by the date of this Agreement.

        5. Term. The rights and obligations of the parties hereunder shall commence on the Effective Date and shall continue through Quadrant's completion of the Post-Substantial Completion obligations set forth in Section 8, until the end of the Warranty Period.

        6. Quadrant's Duties. Quadrant shall see to it that the Buildings are Substantially Completed in accordance with the Building Plans and that the Substantially Complete Buildings are delivered by the Scheduled Substantial Date, as it may change from time to time, and shall have the following specific duties and responsibilities relating to the construction of the Buildings, unless otherwise specifically provided or unless already accomplished under the Construction Agreement:

               6.1 Design, Bidding and Contracting. In connection with the design and bidding of construction work for the Building:

                      6.1.1 Quadrant shall oversee all design work by Architect, TI Architect and engineers for the development and construction of the Buildings.

                      6.1.2 Either Owner or Quadrant, acting as Owner's agent, shall enter into any and all contracts relating to the design, construction or permitting of the Buildings.



                              Page 6 of Exhibit D

                      6.1.3 Quadrant shall enforce, administer, oversee and implement all contracts entered into by Owner (or by Quadrant, as Owner's agent) with General Contractor subcontractors, suppliers, agents, employees, or other persons in connection with the development and construction of the Buildings.

                      6.2 Development. In connection with the development of the Buildings, as agent for Owner, Quadrant shall arrange for and supervise the completion and submission of all applications, grading permits, building permits, occupancy permits, and other land use or development applications and documentation required by applicable governmental authority to accomplish development of the Buildings.

               6.3    General Matters Related to Construction.  Quadrant shall:

                      6.3.1 Coordinate the scheduling of construction of the Buildings, including sequence of operations among contractors and employees, the receipt of material and equipment deliveries and the inspection of completed work.

                      6.3.2 In consultation with the Architect and TI Architect, conduct necessary inspections to determine that the Buildings are completed in accordance with all applicable Building Plans.

                      6.3.3 Subject to its receipt of the Building Value as and when required in this Agreement, Quadrant shall cause any mechanic's or materialmen's lien or liens against the Buildings to be immediately discharged; provided, however, that if Quadrant disputes any such lien, then Quadrant shall not be required to discharge any such lien until such dispute is resolved to Quadrant's satisfaction.

                      6.3.4 Subject to its receipt of Progress Payments as and when required in this Agreement, Quadrant shall cause all retail sales and excise taxes to be paid.

                      6.3.5 Quadrant shall at all times during construction of the Buildings keep and maintain the site in a safe condition.

               6.4 Owner's Liability for Costs. Notwithstanding any other provision of this Agreement, Owner shall not be liable for and Quadrant shall pay all costs to complete construction of the Building Shell in excess of the Base Building Shell Price, excluding however, any cost for construction of the Building Shell if such costs result from Owner initiated changes pursuant to
Section 9 or if such costs are Excess Mezzanine Structure Costs, Excess Link Structure Costs, Excess Shell Improvements Allowance Costs, and costs exceeding insurance proceeds necessary to restore the damage or destruction in accordance with Section 11.1.




                              Page 7 of Exhibit D

        7.     Payment of Building Value After Closing

               7.1 Progress Payments. Owner shall pay the Building Value After Closing to Quadrant on a Progress Payment basis directly to Quadrant as described in this Section 7.

               7.2 Progress Payments Determination and Procedure. Progress Payments shall be made monthly in accordance with the following procedures and shall continue until the Building Value, including the Holdback Amount, has been paid in full:

                      7.2.1 Quadrant shall provide to Inspector on or before the 25th day of each calendar month after the Effective Date such information as is required for Inspector to determine the Completion Percentage for each of the Building Shell and the Tenant Improvements. Inspector shall issue its determination of the Completion Percentages as of the date of determination on or before of the 30th day of such month;

                      7.2.2 For purposes of calculating Progress Payments, the Building Value after Closing shall be paid in two separate components:
        Building Shell and Tenant Improvements.

                      7.2.3 For purposes of calculating Progress Payments, the Completion Percentage for the Building Shell shall be applied against the Base Building Shell Price, and the Completion Percentage for the Tenant Improvements shall be applied against the Tenant Improvements Costs, including the Tenant Improvements Allowance and any Excess Tenant Improvements Costs identified by Closing under the Purchase Agreement.

                      7.2.4 Within five business days after the receipt of Inspector's determination of the Completion Percentages, Quadrant shall provide to Owner a Progress Payment Request in the form attached hereto as Exhibit 3, requesting payment of a specified dollar amount.

                      7.2.5 For the Building Shell, the payment amount shall be equal to the Completion Percentage of the Building Shell determined by Inspector, times the Base Building Shell Price, minus the amount (including taxes) previously paid (or held back) against the Base Building Shell Price, plus retail sales and excise taxes due on amounts paid to General Contractor for the Building Shell covered by the Progress Payment Request, and minus a Holdback equal to 5% of Building Shell Hard Costs covered by such Progress Payment Request.

                      7.2.6 For the Tenant Improvements, the payment amount shall be equal to the Completion Percentage of the Tenant Improvements determined by Inspector, times the amount of Tenant Improvements Costs identified by the



                              Page 8 of Exhibit D
        parties on or before Closing under the Purchase Agreement, minus the amount (including taxes) previously paid (or held back) against such costs, plus retail sales and excise taxes due on amounts paid to General Contractor for the Tenant Improvements covered by the Progress Payment Request, and minus a Holdback equal to 5% of Tenant Improvements Hard Costs covered by such Progress Payment Request.

                      7.2.7 Within three days of receipt of a Progress Payment Request, Owner shall either approve or provide detailed reasons why it does not approve the Progress Payment Request. Owner shall exercise reasonable and good faith discretion in its review and approval or non-approval of Progress Payment Requests. If Inspector and Owner and/or Quadrant disagree regarding the Completion Percentages, Quadrant, Inspector, and Owner shall meet within the subsequent two-day period and diligently attempt to resolve such differences. If such differences are not resolved within said two-day period, then the determination by Inspector shall control, and Owner shall make the Progress Payment based on the Inspector's determination. Any remaining dispute over such Progress Payment may be resolved by reference to the dispute resolution procedures set forth in Section 19.7 of the Lease (and the provisions of such section are incorporated in this Agreement despite the termination of the Lease); provided, however, that Owner shall timely make the Progress Payment in accordance with the Inspector's determination even if the parties are pursuing such dispute resolution procedures, and may not invoke such procedures unless it has made such payment. Payments to be made thereafter under this Agreement shall be adjusted as necessary to reflect the outcome of such dispute resolution procedures.

                      7.2.8 An example illustrating the determination of Progress Payments is set forth on Exhibit 4 hereto. Such example shall be read in conjunction with the provisions of this Section 7.2.

               7.3 Payment of Progress Payment. Owner shall pay each Progress Payment to Quadrant not later than three business days after the amount thereof is determined in accordance with the foregoing.

               7.4 Progress Payment Upon Substantial Completion. Within ten days after Substantial Completion, a Progress Payment shall be made using a Completion Percentage of 100% for the Building Shell and the Tenant Improvements.

               7.5 Final Payment of Building Value. Any remaining portion of the Building Value After Closing, including without limitation the Holdback Amount, plus any additional Excess Tenant Improvement Costs, plus any Excess Mezzanine Structure Costs, plus any Excess Link Structure Costs, plus any Excess Building Shell Allowance



                              Page 9 of Exhibit D

Costs, plus any increases resulting from changes to the Buildings under Section 9 of this Agreement, shall be paid by Owner to Quadrant as the final Progress Payment. Such payment shall be made at Final Completion, or as soon thereafter as such costs are finally determined in accordance with the Construction Agreement and this Agreement, not later than 30 days after Quadrant's submittal of a written request for payment.

               7.6 Maximum Amount of Payments. Not later than 90 days after the date of Final Completion, Quadrant shall submit to Optiva an itemized, detailed statement of actually incurred Project Costs. If requested by Optiva, such submittal shall include the General Contractor's actual job cost report, including individual entries, payroll reports, timecards and copies of invoices. Such submittal may include such other information that reasonably bears on the determination of Project Costs. If the positive difference, if any, between (i) the total amounts paid to Quadrant as the Building Value at Closing under the Purchase Agreement and as Progress Payments under this Agreement, and (ii) all Project Costs, exceeds $1.4 million, Owner shall have no further obligation to pay Progress Payments or the final payment of Building Value, and Quadrant shall pay Owner the amount of any such difference in cash within ten business days after the submittal of such statement.

        8. Post-Substantial Completion Obligations. Following Substantial Completion (as defined in the Construction Agreement), and on or before 90 days after the Substantial Completion Date, or, if not completed within such period, then as soon as practically possible, Quadrant and Owner shall complete the items of work and provide the documents of items of information as are set forth below:

               8.1 By Quadrant. Quadrant shall provide to Owner the following:

                      8.1.1 Final Certificate of Occupancy. The issued final Certificate of Occupancy for the Buildings.

                      8.1.2 Punch List. Completion of the Punch List Items as developed under the Construction Agreement.

                      8.1.3 Manuals. All technical and service, instruction and procedure manuals relating to the operation and maintenance of all HVAC systems and other mechanical devices and equipment installed in the Buildings, except insofar as relating to Optiva's furniture, fixtures and equipment.

                      8.1.4 Warranties. An assignment and delivery of all warranties, guarantees, maintenance contracts, and machinery and equipment warranties received by Quadrant from the General Contractor, or any subcontractor thereof, or any supplier, materialmen or manufacturer relating to the Buildings.




                              Page 10 of Exhibit D

                      8.1.5 Title Endorsement. Title insurance for the Buildings dated down, to reflect no mechanic's, materialman's, contractor's supplier's or similar liens or claims affecting title to the Buildings.

               8.2 By Owner and Quadrant. Owner and Quadrant shall complete the following:

                      8.2.1 Access and Utility Easements. Any and all access, driveway and utility easements as may be required by and between the Land and certain adjacent real property owned by Quadrant or Weyerhaeuser Real Estate Company or their successors shall have been executed, recorded and of full force and effect upon such terms as are acceptable to Quadrant. In addition, Owner shall cooperate with Quadrant as reasonably required to establish such water, sanitary sewer, storm drainage, electrical, telephone, CATV and any and all other utility easements to serve the Buildings with such utilities. Such cooperation shall include without limitation execution of any and all such easement documentation.

                      8.2.2 Bonds. Quadrant shall have posted such bonds as may be required by the City of Snoqualmie in order to obtain issuance of the final certificate of occupancy and any other matters related to the Business Park. Quadrant shall maintain such bonds in full force and effect during the term such bonds are required to be maintained; provided, however, that Owner shall take no action to invalidate such bonds and, except to the extent covered by Quadrant's warranty under
        Section 13, shall assume and comply with the requirements of all such bonds, such that the bonds can remain in full force and effect.

        9. Building Changes. Changes made after the date of this Agreement to the Building Plans shall be governed by Sections 5 and 6 of the Construction Agreement. The cost of Mandatory Changes and changes initiated by Owner (or Optiva) to the Building Shell and Tenant Improvements shall be Project Costs. The cost of Mandatory Changes to the Building Shell shall not increase the Base Building Shell Price, except to the extent resulting from Optiva-initiated changes to the Building Shell or Tenant Improvements or to the extent such costs are Excess Link Structure Costs, Excess Mezzanine Structure Costs, or Excess Shell Improvements Allowance Costs. The cost of Mandatory Changes to the Tenant Improvements shall increase the Building Value to the extent such costs are Excess Tenant Improvement Costs.

        10.    Insurance.

               10.1 Prior To Substantial Completion. Prior to the Substantial Completion Date, Quadrant shall obtain and maintain the following insurance in full force and effect, at Quadrant's initial expense and as a Project Cost, which insurance shall be evidenced by the submittal of evidence of insurance:


                              Page 11 of Exhibit D

                      10.1.1 All-Risk Builder's Risk insurance (with standard exclusions including earthquake and flood exclusions) in an amount sufficient to cover the completed value of the Buildings, on which Owner shall be an additional insured.

                      10.1.2 Commercial General Liability insurance in the amount of $5,000,000 combined single limit and $5,000,000 general aggregate, upon which Owner and General Contractor shall be additional insureds.

               10.2 After the Date of Substantial Completion. After the date of Substantial Completion and before Final Completion, the following insurance shall be provided and maintained in full force and effect by the party indicated. No portion of the premium for such insurance attributable to such period shall be included in Project Costs or paid by Quadrant. Such insurance shall be evidenced by the submittal of evidence of insurance:

                      10.2.1 All-Risk Builder's Risk insurance (with standard exclusions including earthquake and flood exclusions except to the extent Owner desires such coverage and pays the cost therefor) in amount of the completed value of the Buildings, to be provided by Owner or continued by Quadrant, and upon which Quadrant and Owner shall be insureds, as their interests may appear.

                      10.2.2 Commercial General Liability Insurance in the amount reasonably deemed appropriate by Owner, and on which Quadrant shall be an additional insured.

        11. Damage and Destruction. Quadrant shall give Owner prompt written notice of any casualty to the Buildings during construction.

               11.1 Prior to Substantial Completion. If, prior to Substantial Completion, damage or destruction occurs to the Buildings, Quadrant shall proceed diligently to reconstruct and restore the Buildings in accordance with the Building Plans and this Agreement. Insurance proceeds available for such reconstruction and restoration shall be fully available to Quadrant for payment of the costs of such restoration of the Buildings. Unless such damage or destruction to the Buildings occurred as a result of the breach, default, or negligence of Owner under this Agreement, the Building Value After Closing shall not be affected by such damage or destruction or delays occasioned thereby, and all costs of such restoration of the Buildings exceeding the amount of the insurance proceeds shall be paid by Quadrant, regardless of whether adequate insurance proceeds exist to pay the same, provided, however, that all such costs shall constitute a Project Cost and up to $25,000 of the deductible under such insurance shall be added to the Building Value.

               11.2 After Substantial Completion. If, after Substantial Completion, damage or destruction occurs to the Buildings, Owner elects in its discretion to repair such damage or destruction, Quadrant shall proceed diligently to reconstruct and restore



                              Page 12 of Exhibit D
the Buildings in accordance with the Building Plans; provided, however, that all insurance proceeds shall be available to Owner with respect to such reconstruction and restoration, and the provisions of this Construction Management Agreement with respect to the Building Value, Project Costs or maximum payment under Section 7.6 shall not be applicable; and Owner shall pay all costs arising with respect to the reconstruction and restoration of the Buildings, including without limitation any and all costs of such restoration of the Buildings exceeding the amount of the insurance proceeds Quadrant shall have the right and obligation to carry out such reconstruction and restoration for Owner, and Owner shall elect to repair such damage or destruction, unless and until Owner has paid Quadrant in full the entire amount that would have been paid to Quadrant under this Agreement through Final Completion as though Quadrant had achieved Final Completion without such damage or destruction having occurred.

        12. Completion Guaranty. The obligations of Quadrant to achieve Substantial Completion under this Agreement are guaranteed by Weyerhaeuser Real Estate Company ("WRECO") in accordance with the Completion Guaranty attached hereto as Exhibit 5 ("Completion Guaranty"), which Completion Guaranty is to be executed by WRECO and delivered to Owner as of the Effective Date.

        13. Quadrant Warranty. Effective upon Substantial Completion, Quadrant makes the representations and warranties set forth in Section 10 of the Construction Agreement

        14.    Default.

               14.1 Quadrant Default. If Quadrant materially fails to perform any of its obligations under this Agreement such failure shall constitute an "Event of Default" by Quadrant.

               14.2 Owner Remedies upon Quadrant Event of Default. Upon any Event of Default by Quadrant, Owner may give Quadrant written notice of the same. Quadrant shall have ten days following receipt of such written notice within which to commence all necessary action to cure any such Event of Default (and if such cure is commenced, proceed to diligently complete such cure within a reasonable period of time thereafter and not later than 90 days thereafter). In the event Quadrant fails to commence or proceed to diligently complete a cure of such Event of Default within the time period set forth above, and such Event of Default relates to an obligation covered by the Completion Guaranty, Owner shall first demand performance by WRECO under the Completion Guaranty. If (i) Owner has given written notice of a failure by Quadrant to perform its obligations under this Agreement (ii) Quadrant has failed to commence and diligently proceed to cure such Event of Default within the required time periods, and (iii) if the Event of Default relates to an obligation covered by the Completion Guaranty, Owner has demanded performance by WRECO and WRECO fails to perform in accordance with the



                              Page 13 of Exhibit D

Completion Guaranty, then Owner shall have the right to pursue its rights and remedies at law and in equity under this Agreement.

               14.3 Owner Default. The following shall constitute an "Event of Default" by Owner:

                      14.3.1 Owner fails to pay timely to Quadrant any amount of money owed to Quadrant under this Agreement within five days after Owner's receipt from Quadrant of notice of such non-payment, including without limitation, all moneys due and owing in connection with the Building Value After Closing , including the Holdback Amount.

                      14.3.2 Owner materially fails to perform any other obligation under this Agreement.

               14.4 Quadrant Remedies Upon Owner Event of Default. Upon any Event of Default by Owner, Quadrant may give Owner written notice of the same, whereupon receipt of such written notice Owner shall have five additional days, if the Event of Default arises under to Section 14.3.1 and, 30 days, if the Event of Default arises under Section 14.3.2, to cure such Event of Default. In the event Owner fails to cure such Event of Default within the applicable period, Quadrant shall have the right but shall not be required to (i) stop all work relating to the construction of the Buildings, (ii) fund all or any portion of the costs of the Buildings which Owner's Progress Payment should have covered and which Owner has failed to make hereunder, and/or (iii) pursue its rights and remedies at law and in equity under this Agreement, including without limitation specific performance of Owner's obligations hereunder, recovery of Default Interest and other late changes and assessments under Section 14.5, and all other damages.

               14.5 Default Interest. In the event of any Event of Default by Owner under Section 14.3.1, Owner shall pay Quadrant a late charge in the amount of $3,500 per occurrence to cover Quadrant's administrative and accounting expenses in connection with each such funding, and the amount that Owner has failed to pay shall bear interest at the prime rate in effect at Seafirst Bank, Main Office on the date such payment is made, and as it may thereafter may change, plus five percent per annum ("Default Interest") from the date such payment was due until paid in full.

        15. Remedies Not Exclusive. No remedy conferred upon either party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

        16. Notices. Wherever in this Agreement a notice is required to be given, such notice shall be in writing, addressed to the person entitled to such notice, and shall be sent by either (i) personal service (ii) recognized overnight express service which



                              Page 14 of Exhibit D
customarily maintains a contemporaneous permanent delivery record, or (iii) fax, to the address of such person as set forth in this Agreement, or such other address or addresses designated in writing from time to time. The notice shall be deemed delivered on the earlier of (i) the date of actual delivery by personal service, (ii) the delivery date as shown in the regular business records of the overnight courier service, or (iii) the date of actual receipt by the recipient, as the case may be. A copy of each notice sent by shall be sent to:

         To Owner at:       Optiva Corporation
                            13222 SE 30th Street
                            Bellevue, WA 98005
                            Attn:  Karl Forsgaard, Corporate Counsel
                            Telephone:  1-800-957-9310
                            Fax:  425-401-4825

         with a copy to     Gordon W. Tanner
                            Stoel Rives LLP
                            600 University Street, Suite 3600
                            Seattle, WA 98101-3197
                            Telephone:  206-624-0900
                            Fax:  206-386-7500

         To Quadrant at:    The Quadrant Corporation
                            11100 N.E. 8th, Suite 500
                            P.O.  Box 130
                            Bellevue, WA 98009
                            Attention:  Commercial Division
                            Telephone:  425 455-2900
                            Fax:  425-646-8300

Either party may change its address for the purposes of this section by giving written notice of such change to the other party in the manner provided in this Section.

        17. Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart, duplicate or telephonic facsimile copy shall be equivalent to a signed original for all purposes.

        18. Further Encumbrances of the Land or Buildings Prohibited. Owner shall not encumber, mortgage, or grant any security interest in the Land or Buildings during the term of this Agreement, except upon terms which are mutually acceptable to Quadrant and Owner.



                              Page 15 of Exhibit D

        EXECUTED as of the date first above written.

                                       OWNER:

                                       OPTIVA CORPORATION


                                       By______________________________________
                                         ____________, its_____________________



                                       CONSTRUCTION MANAGER:

                                       THE QUADRANT CORPORATION


                                       By______________________________________
                                         ____________, its_____________________



                              Page 16 of Exhibit D

                                    EXHIBIT 1
                      TO CONSTRUCTION MANAGEMENT AGREEMENT

                        CONSTRUCTION AGREEMENT FOR LEASE
                             [ATTACH WHEN EXECUTED]

                        CONSTRUCTION AGREEMENT FOR LEASE

        This Agreement is dated November 26, 1997, and supplements and constitutes a part of that certain Lease by and between THE QUADRANT CORPORATION, a Washington corporation ("Quadrant"), as Landlord, and OPTIVA CORPORATION, a Washington corporation ("Optiva"), as Tenant (the "Lease"). With respect to the construction of the Premises to be leased by Quadrant to Optiva pursuant to the Lease, Quadrant and Optiva hereby agree as follows:

        1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings. All other capitalized terms shall have the meanings ascribed to them in the Lease:

               "Architect" means Lance Mueller & Associates, Seattle,
Washington.

               "Building(s)" means Buildings 1 and 2, comprising the Premises, all as defined in the Lease.

               "Building Plans" means the Building Shell Construction Documents and the Tenant Improvements Construction Documents, as created and modified from time to time in accordance with this Agreement.

               "Building Shell" means that certain scope of work to be undertaken and completed by Quadrant as more particularly set forth in the Building Shell Construction Documents, which shall include the Mezzanine Structure and the Link Structure, all as more particularly described in the Building Shell Schematic Plans.

               "Building Shell Construction Contract" means that certain Construction Agreement by and between General Contractor and Quadrant for actual construction of the Building Shell.

               "Building Shell Construction Documents" means those certain detailed drawings, and final plans and specifications determined by Landlord which provide for the construction of the Building Shell, consistent with the Building Shell Schematic Plans prepared by Architect and upon which Optiva shall have an adequate opportunity to review and comment and which Optiva shall initial to indicate that it has had such opportunity.

               "Building Shell Schematic Plans" means those certain schematic plans and outline specifications for the Building Shell that have been approved by Tenant and are referenced in Exhibit 2.

               "Consultant" means the consultant engaged by Optiva to monitor construction progress.

               "Excess Link Structure Costs" means Link Structure Costs in excess of the Link Structure Allowance.

               "Excess Mezzanine Structure Costs" means Mezzanine Structure Costs in excess of the Mezzanine Structure Allowance.

               "Excess Shell Improvements Allowance Costs" means Shell Improvements Allowance Costs in excess of the Shell Improvements Allowance.

               "Excess Tenant Improvements Costs" means Tenant Improvements Costs in excess of the Tenant Improvements Allowance.

               "Final Completion" means the Building Shell and Tenant Improvements are Substantially Complete, all Punch List Items have been completed, and a final certificate of occupancy for the Building Shell and Tenant Improvements has been issued.

               "GBA" means gross building area (in square feet) as defined for single-tenant buildings in the Standard Method for Measuring Floor Area in Office Buildings (An American National Standard ANSI/BOMA Z65.1-1996 (Revised and readopted June 7, 1996) published by Building Owners and Managers Association International ("BOMA Standard").

               "General Contractor" means Gall, Landau Young Construction Co., Inc.

               "Link" means the structural link between Building 1 and Building 2, consisting of 5,338 GBA.

               "Link Structure" means the portion of the Link to be constructed as part of the construction of the Building Shell, as distinguished from the Tenant Improvements in the Link.

               "Link Structure Allowance" means the amount of Link Structure Costs to be paid by Quadrant as part of its payment of the costs of Building Shell Construction, without reimbursement by Optiva, as described in Section 3B.

               "Link Structure Costs" means costs of construction of the Link Structure, which shall consist of all line items in the Building Shell Construction Contract specifically allocable to the Link, as disclosed to Optiva, and an additional portion of the guaranteed maximum price set forth in the Building Shell Construction Contract that is reasonably allocable to the Link, as the same may be adjusted by changes in accordance with the terms of the Building Shell Construction Contract and this Agreement. Link Structure Costs shall also include certain other charges not covered as a part of the guaranteed maximum price, consisting of (i) any and all applicable municipal fees and charges relating or allocable to the Link Structure, including without limitation, building permit application and issuance fees, and necessary third-party inspection fees,
(ii) all applicable taxes, including without limitation retail sales taxes and business and occupation taxes allocable to the Link Structure; (iii) all third-party design and engineering costs attributable to the Link Structure; and
(iv) all third-party costs (not otherwise covered by the Building Shell Construction Contract) relating to or allocable to the Link Structure of compliance during construction with all requirement of the Americans With Disabilities Act and the Occupational Safety and Health Act and similar state or local laws. Quadrant and Optiva shall mutually determine and agree on the amount of Link Structure Costs in accordance with the foregoing as part of the process of developing Building Shell Construction Documents. Link Structure Costs shall be subject to final determination following construction in the manner provided in Section 3.3.6.

               "Mezzanine" means the mezzanine office space in Building 2 to be constructed as part of the Building Shell and Tenant Improvements under this Agreement.

               "Mezzanine Structure" means the portion of the Mezzanine to be constructed as part of the construction of the Building Shell, as distinguished from the Tenant Improvements in the Mezzanine.

               "Mezzanine Structure Allowance" means the amount of Mezzanine Structure Costs to be paid by Quadrant as part of its payment of the costs of Building Shell Construction, without reimbursement by Optiva, as described in
Section 3A.

               "Mezzanine Structure Costs" means costs of construction of the Mezzanine Structure, which shall consist of all line items in the Building Shell Construction Contract specifically allocable to the Mezzanine, as disclosed to Optiva, and an additional portion of the Guaranteed Maximum Price set forth in the Building Shell Construction Contract that is reasonably allocable to the Mezzanine, as the same may be adjusted by changes in accordance with the terms of the Building Shell Construction Contract and this Agreement. Mezzanine Structure Costs shall also include certain other charges not covered as a part of the Guaranteed Maximum Price, consisting of (i) any and all applicable municipal fees and charges relating or allocable to the Mezzanine Structure, including without limitation, building permit application and issuance fees, and necessary third-party inspection fees, (ii) all applicable taxes, including without limitation retail sales taxes and business and occupation taxes allocable to the Mezzanine Structure; (iii) all third-party design and engineering costs attributable to the Mezzanine Structure; and (iv) all third-party costs (not otherwise covered by the Building Shell Construction Contract) relating to or allocable to the Mezzanine Structure of compliance during construction with all requirement of the Americans With Disabilities Act and the Occupational Safety and Health Act and similar state or local laws. Quadrant and Optiva shall mutually determine and agree on the amount of Mezzanine Structure Costs in accordance with the foregoing as part of the process of developing Building Shell

Construction Documents. Mezzanine Structure Costs shall be subject to final determination following construction in the manner provided in Section 3.3.6.

               "Optiva Inspection" means the inspection(s) undertaken by Optiva from time to time during the course of construction of the Premises, provided that inspections shall occur only following reasonable prior notice to Quadrant (which notice may be delivered telephonically or otherwise without being in writing), and upon which inspections Optiva and its Consultant and other representatives shall be accompanied by a representative of Quadrant. Quadrant and Optiva will each provide to the other in writing the name of their respective authorized representative(s) at the time construction of the Building Shell commences. Optiva Inspections shall include the Preliminary Punch List Inspection and the Punch List Inspection.

               "Optiva's Personal Property" means Optiva's office furniture, telephone lines, computer cabling and movable property placed in the Premises by Optiva, including any trade fixtures and any property installed in or on the Premises by Optiva for the purposes of conducting Optiva's business, ornament, decoration or similar related use in the Premises.

               "Pre-Construction Schedule" means that schedule set forth in
Exhibit 1 hereto, which shall serve as the schedule for taking the actions set forth herein in order to achieve Substantial Completion on or before Scheduled Substantial Completion Date.

               "Preliminary Punch List Inspection" means the inspection occurring approximately 30 days before the estimated Substantial Completion Date, but in any event before Optiva enters the Premises under Section 3.3.2. At the Preliminary Punch List Inspection, which may occur in one meeting or a series of separate meetings, Quadrant, Optiva, General Contractor, Architect, TI Architect, Consultant and the designated representatives of Quadrant and Optiva shall conduct a preliminary on-site tour and inspection of the Buildings. Such parties shall, acting reasonably and in good faith, prepare and submit to Quadrant an itemized list ("Preliminary Punch List") of certain "punch list" matters required to be installed or completed for Substantial Completion of the Building Shell and Tenant Improvements to occur ("Preliminary Punch List Items"); provided, however, that no matter on the Preliminary Punch List shall exceed the scope, quality or quantity of the Building Shell or Tenant Improvements as set forth in the Building Shell Construction Documents or the Tenant Improvements Construction Documents.

               "Punch List Inspection" means the inspection occurring no later than 30 days after the Substantial Completion Date. At the Punch List Inspection, which may occur in one meeting or a series of separate meetings, Quadrant, Optiva, General Contractor, Architect, TI Architect, Consultant and other the designated representatives of Quadrant and Optiva shall again conduct an on-site tour and inspection of the Buildings.

Such parties shall, acting reasonably and in good faith, prepare and submit to Quadrant an itemized list ("Punch List") of certain "punch list" matters required to be installed or completed for Final Completion of the Building Shell and Tenant Improvements to occur ("Punch List Items"); provided, however, that no matter on the Punch List shall exceed the scope, quality or quantity of the Building Shell or Tenant Improvements as set forth in the Building Shell Construction Documents or the Tenant Improvements Construction Documents.

               "Representative" means any of the representatives appointed to act for Optiva or Quadrant under Section 9.2.

               "Scheduled Substantial Completion Date" means April 1, 1999, subject to adjustment under Section 7 or by agreement of the parties.

               "Shell Improvements Allowance" means the amount of Shell Improvements Allowance Costs to be paid by Quadrant as part of its payment of the costs of Building Shell construction, without reimbursement by Optiva, as described in Section 3C.

               "Shell Improvements Allowance Costs" means costs of construction of the mechanical, electrical and other Building Shell improvements covered by the Shell Improvements Allowance, as identified in the Building Shell Schematic Plans. Shell Improvements Allowance Costs shall consist of all line items in the Building Shell Construction Contract specifically allocable to such improvements, and an additional portion of the guaranteed maximum price set forth in the Building Shell Construction Contract that is reasonably allocable to such improvements, as the same may be adjusted by changes in accordance with the terms of the Building Shell Construction Contract and this Agreement. Shell Improvements Allowance Costs shall also include certain other charges not covered as a part of the guaranteed maximum price, consisting of (i) any and all applicable municipal fees and charges relating or allocable to such improvements, including without limitation, building permit application and issuance fees, and necessary third-party inspection fees, (ii) all applicable taxes, including without limitation retail sales taxes and business and occupation taxes allocable to such improvements; (iii) all third-party design and engineering costs attributable to such improvements; and (iv) all third-party costs (not otherwise covered by the Building Shell Construction Contract) relating to or allocable to such improvements of compliance during construction with all requirement of the Americans With Disabilities Act and the Occupational Safety and Health Act and similar state or local laws. Quadrant and Optiva shall mutually determine and agree on the amount of Shell Improvements Allowance Costs in accordance with the foregoing as part of the process of developing Building Shell Construction Documents. Shell Improvements Allowance Costs shall be subject to final determination following construction in the manner provided in Section, 3.3.6.

               "Substantial Completion" means that the following shall have occurred:

                      Tenant Improvements. The Tenant Improvements shall have been completed in accordance with the Tenant Improvement Construction Documents, which Substantial Completion shall be conclusively deemed to have occurred upon
(i) issuance by the City of Snoqualmie of a temporary certificate of occupancy for the Premises (such temporary certificate of occupancy to be obtained by Quadrant) and (ii) issuance by TI Architect of a Certificate of Substantial Completion for the Tenant Improvements, which Certificate of Substantial Completion shall be in the form of AIA Document G704. The existence of Punch List Items or additional work required for issuance of a final certificate of occupancy by the City of Snoqualmie shall not be matters which will delay Substantial Completion from having occurred; but Quadrant shall correct and/or complete such Punch List Items, complete the work necessary to obtain issuance of a final certificate of occupancy and obtain issuance of such final certificate of occupancy within 90 days thereafter or as soon as reasonably practical if any such Punch List Item or work required for issuance of a final certificate of occupancy cannot be completed within such 90-day period. That there are outstanding Punch List Items and/or work required for City of Snoqualmie issuance of a final certificate of occupancy shall not delay the Commencement Date or corresponding Rent Commencement Date of the Lease under any circumstances provided that Substantial Completion has occurred; and

                      Building Shell. The Building Shell shall have been completed in accordance with the Building Shell Construction Documents, which Substantial Completion shall be conclusively deemed to have occurred upon (i) issuance by the City of Snoqualmie of a temporary certificate of occupancy for the Buildings (such temporary certificate of occupancy to be obtained by Quadrant) and (ii) issuance by Architect of a Certificate of Substantial Completion for the Building Shell, which Certificate of Substantial Completion shall be in the form of AIA Document G704. The existence of Punch List Items or additional work required for issuance of a final certificate of occupancy by the City of Snoqualmie shall not be matters which will delay Substantial Completion from having occurred; but Quadrant shall correct and/or complete such punch list Items, complete the work necessary to obtain issuance of a final certificate of occupancy and obtain issuance of such final certificate of occupancy within 90 days thereafter or as soon as reasonably practical if any such punch list Item or work required for issuance of a final certificate of occupancy cannot be completed within such 90-day period. That there are outstanding Punch List Items and/or work required for City of Snoqualmie issuance of a final certificate of occupancy shall not delay the Commencement Date or corresponding Rent Commencement Date of the Lease under any circumstances, provided that Substantial Completion has occurred.

               "Substantial Completion Date" means the actual date of Substantial Completion.

               "TI Architect" means NBBJ.

               "Tenant Improvements" means those certain interior improvements to the Premises, to be constructed by Quadrant, all of which are more specifically defined in the Tenant Improvements Schematic Plans and, ultimately, the Tenant Improvements Construction Documents.

               "Tenant Improvements Allowance" means the amount of Tenant Improvements Costs to be paid by Quadrant, without reimbursement by Optiva, as described in Section 3.3.3.

               "Tenant Improvements Construction Contract" means the Construction Agreement entered into by Quadrant and General Contractor for construction of the Tenant Improvements, which Construction Agreement shall be in the form of the Cost of the Work Plus a Fee with a Guaranteed Maximum Price (AIA Document A111) and shall reflect a General Contractor fee of 4.3% of the Cost of the Work (exclusive of applicable taxes).

               "Tenant Improvements Construction Documents" means detailed drawings, and final plans and specifications determined to be mutually acceptable to Quadrant and Optiva providing for the construction of the Tenant Improvements which shall supersede the Tenant Improvements Schematic Plans. Quadrant and Optiva shall sign the Tenant Improvement Construction Documents indicating their approval thereof.

               "Tenant Improvements Costs" means costs of construction of the Tenant Improvements which shall consist of (i) the Guaranteed Maximum Price set forth in the Tenant Improvements Construction Contract as the same may be adjusted by changes in accordance with the terms of that Contract and this Agreement plus certain other charges not covered as a part of the Guaranteed Maximum Price, consisting of (ii) any and all applicable municipal fees, and charges relating to such Tenant Improvements, including without limitation, building permit application and issuance fees, and necessary third-party inspection fees, (iii) all applicable taxes, including without limitation retail sales taxes and business and occupation taxes; and (iv) all third-party costs (not otherwise covered by the Tenant Improvements Construction Contract) allocable to the Tenant Improvements of compliance during construction with all requirements of the Americans With Disabilities Act and the Occupational Safety and Health Act and similar state or local laws. Tenant Improvements Costs shall be subject to final determination following construction in the manner provided in Section 3.3.6.

               "Tenant Improvements Schematic Plans" means the preliminary floor plans and outline specifications that have been prepared by TI Architect and approved by Landlord and Tenant, as referenced in Exhibit 3.

        2.     Building Shell.

               2.1 Contracts. Quadrant shall contract with Architect for design services and preparation of the Building Shell Construction Documents; and with General Contractor for the construction of the Building Shell pursuant to the Building Shell Construction Contract. The forms of the Quadrant/Architect Contract for the Building Shell and Building Shell Construction Contract have been approved by Optiva. The final Building Shell Construction Contract (without dollar amounts) shall be provided to Optiva for review and comment.

               2.2    Construction; Payment.

                      2.2.1 Construction. The Building Shell shall be constructed in accordance with the Building Shell Construction Documents as set forth in the Building Shell Construction Contract. Quadrant shall commence construction of the Building Shell as soon as reasonably possible after issuance of all necessary governmental permits and approvals; and shall diligently and continuously pursue Substantial Completion of the Building Shell. Quadrant shall use diligent efforts to achieve Substantial Completion of the Building Shell by the Scheduled Substantial Completion Date and Final Completion no later than 90 days thereafter. In the event Substantial Completion of the Building Shell does not occur on or before the Scheduled Substantial Completion Date, Quadrant shall make the applicable payments set forth in Section 7.4 of this Agreement.

                      2.2.2 Payment. The entire cost of construction, design, development and installation of the Building Shell (other than Excess Link Structure Costs, Excess Mezzanine Structure Costs, and Excess Shell Improvements Costs, and except as otherwise provided in Section 5), including all applicable taxes and all costs of compliance of the Building Shell with the Americans With Disabilities Act and, during construction, with the Occupational Safety and Health Act, shall be paid by Quadrant.

               2.3 Footings Inspection. When the footings for the foundation of the Building Shell are framed, Quadrant shall notify Optiva, and Architect shall inspect the footing locations for compliance with the Building Shell Construction Documents, shall re-calculate the projected actual GBA of the Premises based on the actual footing locations (together with construction plans for the Mezzanine), and shall report Architect's conclusions in writing to Quadrant and Optiva. If Architect determines that, based on the actual locations of the footings the GBA of the Premises will be less than the GBA of the Premises stated in Section 1 of the Lease by a difference of 100 GBA or more, Quadrant shall at Quadrant's option either (i) cause the footings to be re-located to reduce such discrepancy to within 100 GBA of the GBA of the Premises stated in Section 1 of the Lease (which re-location shall be inspected and reported on by Architect), or (ii) agree to reduce the GBA of the Premises stated in Section 1 of the Lease to the Architect's projected actual GBA of the Premises based on such inspection, with corresponding reductions in the Base Monthly Rent, the Security Deposit, the Prepaid Rent, the Tenant Improvements Allowance and the Space Planning Allowance. Such reduction in the GBA of the Premises and corresponding reductions in other terms shall be reflected in an amendment of this Lease to be executed by the parties. If Architect determines that the projected actual GBA of the Premises will be greater than the GBA of the Premises stated in Section 1 of the Lease, Landlord shall have the right but not the obligation to cause the footings to be re-located to reduce the discrepancy to within 100 GBA of the GBA of the Premises stated in Section 1 of the Lease (which relocation shall be inspected and reported on by Architect). In no event shall the GBA of the Premises, or such other Lease terms, be increased in such event, however. Following the inspection, whether or not the footings are re-located, the Building Shell Construction Documents shall be amended by Quadrant and initialed by Quadrant and Optiva to reflect the actual locations of the footings. Except to the extent the Lease and the Building Shell Construction Documents are so amended, the Lease (including the GBA of the Premises stated therein) shall not be affected for any purpose by any re-measurement of the Premises unless Landlord and Tenant agree otherwise.

        3.     Tenant Improvements.

               3.1 Determination of Tenant Improvements Subcontractors. Quadrant, and Optiva have agreed that General Contractor shall serve as contractor for the Tenant Improvements pursuant to the Tenant Improvements Construction Contract and have further agreed that the mechanical subcontractor shall be McKinstry Company and the electrical subcontractor shall be Prime Electric. Quadrant shall furnish Optiva with the names of subcontractors who bid. For every other subcontractor for the Tenant Improvements, General Contractor shall obtain a minimum of three competitive bids, which bids shall be available for Optiva's review and comment. After receipt of such bids, Quadrant and Optiva shall each review and consult each other regarding the bids whereupon the other subcontractors shall be selected by Quadrant and General Contractor. Bid packages will clearly identify and distinguish the Building Shell and Tenant Improvement work. Optiva shall also be entitled to receive copies of subcontractor bids for Building Shell work, without amounts. Selection shall not be based solely upon the lowest bid, but shall also evaluate such factors as financial creditworthiness, expertise, reputation, work history and experience.

               3.2 Contracts. Optiva shall contract with TI Architect for design services, including Tenant Improvements Schematic Plans and Tenant Improvements Construction Documents. Quadrant shall contract with General Contractor for construction of the Tenant Improvements pursuant to the Tenant Improvements Construction Contract. Quadrant's contract with General Contractor is subject to Optiva's review and approval prior to such contracts being effective.

               3.3    Construction of Tenant Improvements; Payment.

                      3.3.1 Construction. The Tenant Improvements shall be constructed in accordance with the Tenant Improvements Construction Documents as set forth in the Tenant Improvements Construction Contract. To the extent not determined on the date of execution of this Agreement, Quadrant and Optiva shall mutually determine the Tenant Improvements Construction Documents in accordance with the Pre-Construction Schedule and in a manner consistent with the Tenant Improvements Schematic Plans ; and upon completion of such Tenant Improvements Construction Documents, Quadrant and Optiva shall each initial and/or sign the same. Quadrant shall commence construction of the Tenant Improvements at such time as has been determined in the construction schedule developed by Quadrant and General Contractor; and shall diligently pursue Substantial Completion of the Tenant Improvements. A copy of such determined construction schedule shall be provided to Optiva for its information and as a guide for progress of construction of the Tenant Improvements. Quadrant agrees to use diligent and continuous efforts to achieve Substantial Completion of Tenant Improvements by the Scheduled Substantial Completion Date. In the event Substantial Completion of the Tenant Improvements does not occur on or before the Scheduled Substantial Completion Date, Quadrant shall make the applicable payments set forth in
Section 7.4 of this Agreement.

                      3.3.2 Optiva Access. Quadrant and Optiva shall arrange for Optiva to have access to the Premises a minimum of 30 days prior to the estimated date of Substantial Completion of Tenant Improvements, or at such earlier times as may be possible, in order to allow Optiva to install telephone lines and telephone systems, fiber optics, computer cabling, and related similar matters, and, on a "space ready" basis only, to commence installation of Optiva's Personal Property. Quadrant shall use diligent efforts to provide Optiva with a minimum of 90 days prior written notice of such estimated date of Substantial Completion of Tenant Improvements. Optiva shall schedule installation of such items with Quadrant and General Contractor so as not to unreasonably impede, interfere with or delay the progress of construction of the Building Shell and Tenant Improvements; and Optiva shall perform such installation in accordance with reasonable guidelines promulgated by General Contractor Any and all costs of installation of such items shall be at Optiva's sole cost and expense. Delay of Substantial Completion caused by installation of such items other than in accordance with such guidelines shall constitute an Optiva Delay under Section 7.2.

                      3.3.3 Payment of Tenant Improvements Costs. The Tenant Improvements Costs shall be paid by Quadrant or Optiva as follows:

                             3.3.3.1 $4,945,052 ("Tenant Improvements
        Allowance") of the Tenant Improvements Costs shall be paid by Quadrant.

                             3.3.3.2 Any and all remaining Tenant Improvements Costs shall be Excess Tenant Improvements Costs and shall be paid by Optiva.

                      3.3.4 Manner of Payment. During the construction of the Tenant Improvements, Quadrant shall pay directly the Tenant Improvements Costs to General Contractor or other applicable payee until Quadrant's payments equal the Tenant Improvement Allowance. Optiva shall pay any and all Tenant Improvements Costs exceeding the Tenant Improvements Allowance. Optiva shall pay Tenant Improvements Costs not later than ten business days after Quadrant's submittal of request for payment on the form of payment request agreed to by the parties, together with applicable statements, invoices, bills and similar requests by subcontractors, suppliers and materialmen relating thereto. Payments by Optiva shall be paid to Quadrant, whereupon Quadrant shall pay General Contractor, as and when due under the Tenant Improvements Construction Contract, or other applicable payee, as and when due. Any of the foregoing approvals and delivery of information may occur by fax transmission, followed as soon as reasonably possible thereafter with a "hard" copy.

                      3.3.5 Quadrant's Right To Advance Funds. Notwithstanding the foregoing, if Quadrant, as a result of Optiva's failure to timely pay Excess Tenant Improvements Costs, if any, (or any request for payment of a part thereof), elects to advance any Excess Tenant Improvements Costs in order to expedite Substantial Completion, any such advance shall accrue interest thereon at the three percent above prime rate of interest in effect at Seafirst Bank, Main Office (i.e., "prime plus three") from the date of Quadrant's advance until paid by Optiva. Quadrant shall not, however, have any obligation to advance its own funds. Any such advance, together with interest accrued thereon shall be repaid by Optiva to Quadrant upon demand. Optiva acknowledges and agrees that Optiva's failure to timely pay Excess Tenant Improvements Costs may result in Optiva Delays under Section 7.2.

                      3.3.6 Determination of Final, Actual Tenant Improvements Costs. Not later than 90 days after the date of Quadrant's completion of Punch List Items and issuance of a final certificate of occupancy by the City of Snoqualmie for the Building Shell and Tenant Improvements, Quadrant shall submit to Optiva an itemized, detailed statement of actually incurred Tenant Improvements Costs. If requested by Optiva, documentation shall include the General Contractor's actual job cost report, including individual entries, payroll reports, timecards and copies of invoices.

3A. Payment of Mezzanine Structure Costs. Mezzanine Structure Costs shall be paid by Quadrant or Optiva as follows:

               3A.1 $389,000 of the Mezzanine Structure Costs shall be paid by Quadrant, as the Mezzanine Structure Allowance.

               3A.2 Any and all remaining Mezzanine Structure Costs shall be Excess Mezzanine Structure Costs and shall be paid by Optiva.

Mezzanine Structure Costs shall be paid during construction in the same manner as Tenant Improvements Costs are paid under Section 3.3.4. Quadrant shall have the right to advance funds in payment of Excess Mezzanine Structure Costs in the manner provided for Excess Tenant Improvements Costs in Section 3.3.5. Mezzanine Structure Costs shall be finally determined and submitted to Optiva in the same manner as Tenant Improvements Costs are finally determined and submitted under
Section 3.3.6.

3B. Payment of Link Structure Costs. Link Structure Costs shall be paid by Quadrant or Optiva as follows:

               3B.1 $400,000 of the Link Structure Costs shall be paid by Quadrant, as the Link Structure Allowance.

               3B.2 Any and all remaining Link Structure Costs shall be Excess Link Structure Costs and shall be paid by Optiva.

Link Structure Costs shall be paid during construction in the same manner as Tenant Improvements Costs are paid under Section 3.3.4. Quadrant shall have the right to advance funds in payment of Excess Link Structure Costs in the manner provided for Excess Tenant Improvements Costs in Section 3.3.5. Link Structure Costs shall be finally determined and submitted to Optiva in the same manner as Tenant Improvements Costs are finally determined and submitted under Section 3.3.6.

3C. Payment of Shell Improvements Allowance Costs. Shell Improvements Allowance Costs shall be paid by Quadrant or Optiva as follows:

               3C.1 $932,534 of the Shell Improvements Allowance Costs shall be paid by Quadrant, as the Shell Improvements Allowance.

               3C.2 Any and all remaining Shell Improvements Allowance Costs shall be Excess Shell Improvements Allowance Costs and shall be paid by Optiva.

Shell Improvements Allowance Costs shall be paid during construction in the same manner as Tenant Improvements Costs are paid under Section 3.3.4. Quadrant shall have the right to advance funds in payment of Excess Shell Improvements Allowance Costs in the manner provided for Excess Tenant Improvements Costs in
Section 3.3.5. Shell Improvements Allowance Costs shall be finally determined and submitted to Optiva in the same manner as Tenant Improvements Costs are finally determined and submitted under Section 3.3.6.

3D. Space Planning Allowance. As part of the Building Shell costs, Quadrant shall pay for up to $212,609 for interior architecture and space planning costs incurred with TI Architect ("Space Planning Allowance"). Quadrant has paid a portion of such Space Planning Allowance directly to the TI Architect prior to the date hereof. Quadrant shall pay the remainder such allowance to Optiva from time to time not later than ten business days after Optiva's submittal of request for payment on the form of payment request agreed to by the parties, together with a copy of TI Architect's invoice relating thereto. Once Quadrant has paid the Space Planning Allowance, all such costs in excess of the Space Planning Allowance shall be paid by Optiva. If Optiva purchases the Buildings pursuant to the Real Estate Option and Purchase and Sale Agreement, Quadrant shall not be required to pay any unused portion of the Space Planning Allowance remaining at Closing.

3E. Treatment of Unused Allowances. Upon the final determination of Tenant Improvements Costs, Mezzanine Structure Costs, Link Structure Costs, Shell Improvements Allowance Costs, and costs subject to the Space Planning Allowance, any unused amount of the Tenant Improvements Allowance, Mezzanine Structure Allowance, Link Structure Allowance, Shell Improvements Allowance or Space Planning Allowance shall be paid by Quadrant to Optiva in cash within 30 days after Optiva's receipt of Quadrant's itemized statement under Section 3.3.6 or, at Optiva's election, offset against any Excess Tenant Improvements Costs, Excess Mezzanine Structure Costs, Excess Shell Improvements Allowance Costs or Excess Link Structure Costs not yet paid by Optiva.

4.      Schedule For Matters Related to Building Shell and Tenant Improvements.

        4.1 Schedule. Quadrant and Optiva shall use diligent efforts to achieve each Action by indicated the Action Date, all as set forth in the Pre-Construction Schedule. If Quadrant or Optiva, as the case may be, except for reasons of Force Majeure, do not complete any Action by its associated Action Date shown in the Pre-Construction Schedule, the provisions of Section 7.2 or 7.3, as the case may be, shall be applied. As used herein, Optiva shall be construed to include such consultants, if any, retained by Optiva, who shall be instructed to respond in accordance with the terms of this Agreement and to fully cooperate with Quadrant.

        4.2 Quadrant and Optiva Actions. Quadrant and Optiva shall each proceed with all necessary due diligence and in good faith to complete such matters as require action or approval on the part of Quadrant and Optiva in accordance with the Pre-Construction Schedule and during the course of construction anticipated under this Agreement; and Quadrant and Optiva agree to promptly and diligently respond to all questions and concerns raised by architects, engineers and other consultants. Optiva and Quadrant shall each endeavor to respond to submissions from Architect and TI Architect promptly, on an ongoing basis in order that revisions required by Optiva, Quadrant or applicable governmental agencies, can be promptly completed, and no later than in compliance with Section 9 of this Agreement. During construction of the Building Shell and Tenant Improvements, Quadrant, Optiva, General Contractor, Architect and TI Architect together with other applicable consultants shall meet at least twice monthly in order to review status and scheduling of Building Shell and Tenant Improvements construction and determine possible changes required, Delays anticipated, costs being incurred and all related matters.

        4.3 Optiva's Review and Approval of Plans. If Optiva disapproves, objects to or requires a change to any matter in any of the documents for which Optiva's approval is required which matter in any such document: (a) was earlier approved by Optiva, or (b) is consistent with the earlier approved Tenant Improvements Schematic Plans, or Tenant Improvements Construction Documents, then any delays resulting from such disapproval or objection may constitute a Optiva Delay and the provisions of Section 7.2 shall apply.

5.      Changes To Building Shell.

        5.1 Mandatory Changes. Optiva understands and agrees that Quadrant shall make changes to the Building Shell Construction Documents as are required by governmental authority or are required to address a circumstance arising during construction which was not reasonably foreseen at the time of the finalization of the Building Shell Construction Documents. Quadrant shall notify Optiva of such changes arising under this Section 5.1 to the Building Shell Construction Documents from time to time, promptly as such changes occur, including particularly but without limitation any such changes that may affect the design or cost of the Tenant Improvements. All cost of such changes made under this
Section 5.1 shall be paid by Quadrant as part of Quadrant's payment of Building Shell costs, except to the extent such changes are made to or relate to the Tenant Improvements, the Mezzanine Structure the Link Structure or the improvements covered by the Shell Improvements Allowance, in which case the costs of such changes shall be Tenant Improvement Costs, Mezzanine Structure Costs, Link Structure Costs, or Shell Improvements Allowance Costs, respectively.

        5.2 Optiva Initiated Changes. Optiva may, at Optiva's election, request other revisions, modifications, changes and amendments to the Building Shell Construction Documents, and, subject to the approval process set forth in this Section, the Building Shell Construction Documents shall be so revised, provided, however, that all costs relating to redesign of the Building Shell for such changes, costs for changes to the Building Shell Construction Documents, additional permitting or fees which may be required in connection with such change, and any increased costs relating to construction of the Building Shell shall be paid by Optiva in the same manner as Excess Tenant Improvement Costs are paid under Sections 3.3.3-3.3.6, except that there shall be no "Savings." Additionally, delays resulting from any such changes together with the time period for the preparation of estimates and review and approval by Quadrant and Optiva as described in this Section 5.2 may constitute a Optiva Delay in accordance with the provisions of Section 7.2. Within three business days of the time of Optiva's request, Quadrant shall indicate its disapproval or preliminary approval of Optiva's requested changes. If Quadrant preliminary approves Optiva's requested changes, General

Contractor and Architect shall provide Optiva and Quadrant with estimates of resulting Building Shell costs adjustments from the then current budget estimates of such Building Shell costs (and, if applicable, possible changes in Tenant Improvements Costs as a result of changes in the Building Shell) and estimated Optiva Delays. After reviewing such estimates, but not longer than three business days after receiving all such estimates, Quadrant shall indicate its final disapproval or approval of Optiva's requested changes. If Quadrant approves Optiva's requested changes, then, within three business days after receiving Quadrant's notice of such approval, Optiva may, by notice to Quadrant (verbal notice being sufficient so long as it is followed by written notice), either withdraw its request for such Optiva initiated changes to the Building Shell or elect to proceed with such Optiva initiated changes. If Optiva-initiated changes are approved as provided in this Section, changes to the Building Shell Construction Documents shall be evidenced by written change order(s) signed by Quadrant, Optiva and General Contractor. Quadrant's approval under this Section may be granted or withheld in Quadrant's reasonable discretion. Without limiting the foregoing, it shall be deemed reasonable for Quadrant to reject any such proposed changes to the Building Shell Construction Documents which reduce the quality or caliber of the Building Shell from that then evidenced by the Building Shell Construction Documents or otherwise affect the value of the Building Shell for future leasing. Optiva's failure to timely notify Quadrant shall be treated as Optiva's withdrawal of such Optiva initiated changes to the Building Shell.

6.      Changes To Tenant improvements.

        6.1 Mandatory Changes. Quadrant shall not, without first obtaining Optiva's prior written approval, modify, change, or amend the Tenant Improvements Schematic Plans or Tenant Improvements Construction Documents; provided, however, that upon written notice to Optiva, (i) Quadrant can substitute a product of comparable quality in the event any product specified in the Tenant Improvements Construction Documents is not available or is not available within a time frame required to achieve the Scheduled Substantial Completion Date; and (ii) Quadrant shall be authorized to make changes to the Tenant Improvement Construction Documents as are required by governmental authority. Except to the extent of on-going minor "field changes", any and all changes to Tenant Improvements Construction Documents shall be authorized in writing by Optiva and Quadrant, on one or more forms to be approved by Quadrant and Optiva. Ongoing minor "field changes" shall be formally presented to Optiva during the meetings referenced in Section 4.2 above, and shall be subject to approval by Optiva during such meetings; provided, however, that as soon as reasonably possible after such field changes occur, Quadrant shall issue written notice to Optiva of such changes made under this Section 6.1 with respect to the Tenant Improvements. Any costs of such changes shall be included in Tenant Improvements Costs.

        6.2 Optiva Initiated Changes. Optiva may, at Optiva's election, request other revisions, modifications, changes and amendments to the Tenant Improvement

Construction Documents, and, subject to Quadrant's reasonable revisions, modifications, changes or amendments to the Tenant Improvements Construction Documents to accommodate such changes being requested by Optiva, the Tenant Improvements Construction Documents shall be so revised, provided, however, that all costs relating to re-design of the Tenant Improvements for such change, costs for changes to the Tenant Improvements Construction Documents, and additional permitting or fees which may be required in connection with such change, shall be included in Tenant Improvements Costs. Additionally, delays resulting from any such changes together with the time period for the preparation of estimates and review and approval by Quadrant and Optiva as described in this Section 6.2 may constitute a Optiva Delay in accordance with the provisions of Section 7.2. Within three business days of Optiva's request, General Contractor and Architect shall provide Optiva with estimates of resulting Tenant Improvements Cost adjustments as a result of such changes in the Tenant Improvements) and Optiva Delays. After reviewing such estimates, but not longer than three business days after receiving all of such estimates, Optiva may, by notice to Quadrant (verbal notice being sufficient, so long as it is followed by written notice), either withdraw its request for such Optiva initiated changes to Tenant Improvements, or elect to proceed with such Optiva initiated changes, subject to Quadrant's reasonable modifications described above. Changes to the Tenant Improvements Construction Documents shall be authorized in writing by Optiva and Quadrant, on one or more forms to be approved by Quadrant and Optiva. Optiva's failure to timely notify Quadrant shall be treated as Optiva's withdrawal of such Optiva initiated changes to the Tenant Improvements.

7. Delays. Quadrant and Optiva agree that the Scheduled Substantial Completion Date, and, correspondingly, the Commencement Date of the Lease, and the time periods for Substantial Completion may be extended in accordance with the provisions set forth in this Section 7. If Quadrant believes there is an Optiva Delay (as defined in Section 7.2) or any other events or circumstances warranting an extension of the Scheduled Substantial Completion Date under this Agreement, Quadrant shall give Optiva written notice, setting forth the reasons for its belief and the length of such extension it believes is warranted by such Optiva Delay or other events or circumstances. No such extension shall be effective until Optiva has a reasonable opportunity (including up to ten business days) either to comment upon Quadrant's notice and/or, if the parties are unable to resolve any disagreement about the extension, to initiate dispute resolution proceedings under Section 19.7 of the Lease. The parties shall confirm any changes in the Scheduled Substantial Completion Date provided for in this Section 7 in writing. No such change shall be effective without such written confirmation.

        7.1 Delays From Force Majeure. In the event Substantial Completion is delayed by reason of acts of God, the presence of unknown Hazardous Substances (as described in Section 8), labor troubles or strikes, natural causes, or circumstances beyond the reasonable control of Quadrant (or General Contractor) or Optiva, then the Scheduled Substantial Completion Date shall be extended by the period of such delay, and the scheduled Commencement Date of the Lease shall be likewise extended. The inability to obtain all required permits and approvals for the development of the Business Park or the construction of the Premises shall not be included in Force Majeure, except to the extent such inability is caused by an Optiva Delay. Quadrant nevertheless acknowledges that prompt Substantial Completion is critical to Optiva's business and that Quadrant shall, upon consultation with Optiva, attempt to determine measures which could be taken to minimize any delay which may occur in the event of delay occurring due to Force Majeure; provided, however, that neither Quadrant nor Optiva shall be obligated to incur additional costs other than those anticipated hereunder in the event of delay occurring due to Force Majeure. In the event of Force Majeure occurring, Quadrant shall give Optiva written notice of the same, together with the estimated period of such Force Majeure, as provided in the first paragraph of this Section 7. Either Optiva or Quadrant may elect, by written notice to the other, to augment the construction schedule, at such party's sole cost and expense, in order to avoid incurring any Force Majeure. Estimates of such costs of augmentation of the construction schedule shall be provided by General Contractor.

        7.2 Delay From Optiva Actions. In the event Substantial Completion is delayed due to the fault or negligence of Optiva (including, without limitation, Optiva's failure to meet the Action Dates for approvals by Optiva in accordance with the Pre-Construction Schedule or Optiva's actions, omissions or failure to meet the time constraints under Sections 4.2 and 9, changes by Optiva pursuant to Section 4.3, 5.2, and 6.2, the interference with the construction progress as a result of Optiva's access under Section 3.3(2)) or due to the failure of TI Architect to respond promptly to requests for information or to adhere to the Pre-Construction Schedule (provided that Quadrant promptly notifies Optiva in the event of such failure by TI Architect so that Optiva can take such steps as may be available to avoid an Optiva Delay), in each case to the extent not by reason of fault, actions or inactions of Quadrant, Force Majeure or failure to obtain all required permits and approvals for the development of the Business Park or the construction of the Premises ("Optiva Delays"), Quadrant shall be entitled to an equitable adjustment in the Scheduled Substantial Completion Date. Optiva shall pay Base Monthly Rent beginning as of the date Optiva would have been required to pay but for Optiva's Delays. In the event of Optiva Delay occurring, Quadrant shall promptly give Optiva written notice of the same, together with the estimated period of such Optiva Delay, as provided in the first paragraph of this Section 7. Optiva may elect, by written notice to Quadrant to augment the construction schedule, at Optiva's sole cost and expense, in order to avoid incurring any Optiva Delay.

        7.3 Delay from Quadrant Actions. In the event Quadrant fails to achieve Substantial Completion by the Scheduled Substantial Completion Date and to the extent such failure is not caused by Optiva Delay or Force Majeure ("Quadrant Delays"), the scheduled Commencement Date of the Lease shall be adjusted in the manner provided in the Lease, and Quadrant shall give Optiva written notice of such Quadrant Delay, together with the estimated duration of such Quadrant Delay, as provided in the first paragraph of this Section 7; or, if Optiva believes such Quadrant Delay has occurred, then Optiva may give Quadrant written notice of the same. Quadrant may elect, by written notice to Optiva to augment the construction schedule, at Quadrant's sole cost and expense, in order to avoid incurring any Quadrant Delay. In addition, Quadrant shall pay liquidated damages under the terms and conditions of Section 7.4.

        7.4 Liquidated Damages. In the event of Quadrant Delay resulting in the failure of Substantial Completion to have occurred by the Scheduled Substantial Completion Date, Quadrant shall make the following payments, as liquidated damages to Optiva for such failure, the parties agreeing that the actual damages that Optiva would occur in such event are inherently difficult to quantify:

               7.4.1 If construction of the Building Shell does not start on or before November 1, 1998, the amount of $1,000 per day shall accrue in a memorandum account ("Late Start Account") until the date construction starts, and shall be payable to Optiva under Section 7.4.2. For purposes of this Section 7.4.1, construction shall start when Quadrant or its contractors perform any bona fide construction activity on the Property under permits issued after the date of execution of this Agreement, including fine grading (but not including grading activities in 1997), other than mere mobilization. At Optiva's request after construction has started, Quadrant shall notify Optiva of the date construction started within the meaning of this Section 7.4.

               7.4.2 If Substantial Completion does not occur by the Scheduled Substantial Completion Date, as it may be adjusted under this Section 7 or otherwise by agreement of Optiva and Quadrant, Quadrant shall pay Optiva the balance in the Late Start Account, within ten days after the Scheduled Substantial Completion Date;

               7.4.3 If Substantial Completion does not occur by 30 days after the Scheduled Substantial Completion Date, per diem damages shall accrue beginning on the 31st day after the Scheduled Substantial Completion Date and continuing until Substantial Completion. Such per diem damages shall accrue in the amount of $5,000 per day for up to the first 30 days, in the amount of $7,500 per day for up to the next 30 days, and in the amount of $10,000 per day thereafter. Quadrant shall pay accrued per diem damages in cash to Optiva within ten days of after Substantial Completion or, if Substantial Completion has not occurred, on a monthly basis, by the fifth day of each calendar month.

8. Hazardous Substances. Quadrant acknowledges and agrees that in the event Hazardous Substances are discovered in on or about the Property during construction of the Building Shell and Tenant Improvements, remediation of such Hazardous Substances shall constitute a part of Quadrant's obligations with respect to construction of the

Building Shell hereunder and shall be performed by Quadrant, at Quadrant's expense, in accordance with the requirements of applicable environmental laws, regulations and permit requirements, and in accordance with the provisions for construction of the Building Shell as set forth in this Agreement; provided, however, that delays occurring in Substantial Completion as a result of the presence of Hazardous Substances not known to exist on the date of execution of this Agreement shall constitute delays attributable to Force Majeure.

9.      Approval or Consent; Representatives.

        9.1 Approval or Consent. Quadrant and Optiva each shall respond promptly, completely and diligently to all matters requiring its response in order that the process through which the Building Shell or Tenant Improvements Construction Documents are finalized and construction occurs can proceed as rapidly as possible. Any consent or approval to any act or matter required under this Agreement shall, to the extent reasonably practical, be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any party from the obligation to obtain consent or approval, as applicable, whenever required under this Agreement or any other act or matter. To the extent any approval given by Optiva or Quadrant is not in writing, a writing confirming such verbal approval shall be submitted to the other party promptly thereafter, or shall be reflected in the minutes of any meetings of the parties or their Representatives occurring during the term of this Agreement. Except as provided in the Pre-Construction Schedule or otherwise stated in this Agreement, Optiva, Quadrant, Architect, TI Architect or General Contractor, as the case may be, shall be deemed to have responded promptly if a response is made within three business days from the date of receipt of any request for response or approval of any proposal, act, plans, or matter; provided, however, that if such response or approval is requested with respect to such matters as require a more urgent response Optiva, Quadrant, Architect, TI Architect or General Contractor shall exert their best and diligent efforts to respond more quickly than such three-business day period, consistent with the circumstances then occurring. Optiva's or Quadrant's failure to respond within said three-business day period shall constitute Optiva's or Quadrant's (as the case may be) approval of the matter submitted for approval or consent.

        9.2 Representatives. Optiva appoints John Tubbs as Optiva's Representative to act for Tenant in all matters under this Agreement. All inquiries, requests, instructions, authorizations, and other communications under this Agreement may be made by Quadrant to any of Optiva's Representatives, and any approvals to be given by Optiva under this Agreement may be given by any of Optiva's Representatives. Optiva may change the identity of any of its Representatives or designate one or more additional Representatives by notice in writing to Quadrant. Quadrant appoints George Sherwin, Doug Bonner and Wally Costello as Quadrant's Representatives to act for Quadrant in all matters under this Agreement. All inquiries, requests, instructions, authorizations, and other communications under this Agreement may be made by Optiva to any of Quadrant's Representatives, and any approvals to be given by Quadrant under this Agreement may be given by any of Quadrant's Representatives. Quadrant may change the identity of its Representatives or designate one or more additional Representatives by notice in writing to Optiva.

10. Warranties. Quadrant shall obtain from all contractors and subcontractors, including General Contractor, providing material and labor in the construction of the Building all commercially reasonable warranties (including manufacturers' warranties) for their respective materials or labor which are available from such contractors or subcontractors. All such warranties shall be in writing and shall run to Quadrant and shall be assignable by Quadrant in the event of any sale of the Building. To the extent there exists any defect in the Building Shell or Tenant Improvements, which is covered by the warranties obtained under this Section, Quadrant shall seek to enforce such warranties in accordance with their terms. For a period expiring two years after Substantial Completion (Warranty Period"), Quadrant represents and warrants to Optiva as follows:

        10.1 Building Shell. The Building Shell shall have been constructed in accordance with the Building Shell Construction Documents and in compliance with applicable laws, including without limitation, the Americans With Disabilities Act; and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances (excluding telephone, cable television, data transmission, satellite transmission, and security system equipment and services or computer cabling or wiring) located in the Building Shell, are, and, provided the Premises Maintenance and Services Obligations under the Lease are fulfilled and the use and operation of such systems and equipment by Optiva is in accordance with applicable requirements, shall at all time during the Warranty Period, remain, in good working order, condition and repair; and the Building Shell and its equipment and systems (excluding telephone, cable television, data transmission, satellite transmission, and security system equipment and services or computer cabling or wiring) are, and, provided the Premises Maintenance and Services Obligations under the Lease are fulfilled and the use and operation of such systems and equipment by Optiva is in accordance with applicable requirements, shall, at all time during the Warranty Period, remain, free from defects in workmanship and materials in connection with the construction and installation thereof; and

        10.2 Tenant Improvements. The Tenant Improvements shall be constructed in accordance with the Tenant Improvements Construction Documents and in compliance with applicable laws, including without limitation, the Americans With Disabilities Act, and the equipment and systems therein (excluding telephone, cable television, data transmission, satellite transmission, and security system equipment and services or computer cabling or wiring), are, and, provided the Premises Maintenance and Services

Obligations under the Lease are fulfilled and the use and operation of such systems and equipment by Optiva is in accordance with applicable requirements, shall at all time during the Warranty Period remain, in good working order, condition and repair; and the applicable Tenant Improvements are, and, provided the Premises Maintenance and Services Obligations under the Lease are fulfilled and the use and operation of such systems and equipment by Optiva is in accordance with applicable requirements, shall at all time during the Warranty Period, remain, free from defects in workmanship and materials in connection with the construction and installation thereof.

        10.3 Survival. Quadrant's warranties in this Section 10 shall expire and be of no further force or effect, unless Optiva shall have made a Claim thereon (as defined below) on or before the expiration of the Warranty Period. In the event Optiva alleges a breach of any of the foregoing warranties, Optiva shall give Quadrant written notice of any such allegation together with a detailed explanation of the alleged breach ("Claim"). Quadrant shall, within 15 days of receipt of the Claim, proceed to commence to cure the circumstances specified in Claim, or provide Optiva with written notice of Quadrant's dispute of the Claim. If Quadrant commences a cure or correction of the matter alleged in the Claim, Quadrant shall proceed diligently and continuously to complete such cure or correction, within a reasonable period of time not to exceed 90 days or as soon thereafter as is reasonably practicable in the circumstances.

11. Insurance. During the period of construction of the Building Shell and Tenant Improvements hereunder, until the date of Final Completion or such earlier date when permanent property insurance as is required under the Lease is available, Quadrant shall obtain and maintain in full force and effect at its initial expense and as a cost of the Building Shell, and in addition to any other insurance to be provided by Landlord under the Lease, a policy of All Risk Builder's Risk insurance (with standard exclusions including earthquake and flood exclusions) in the amount sufficient to cover the completed value of the Premises. Optiva shall be an additional insured on such policy, and Quadrant shall provide evidence of such coverage to Optiva.

11A. Construction of Business Park. Quadrant and Optiva have concurrently with this Agreement entered into an Expansion Agreement, under which, among other things, Quadrant or its successor, as Developer, shall complete construction and development of the Business Park.

12. Notices. Wherever in this Agreement a notice is required to be given, such notice shall be in writing and shall be given in accordance with the notice provisions of the Lease.

13. Binding Effect. Except as otherwise stated herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.




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

14. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart, duplicate or telephonic facsimile copy shall be equivalent to a signed original for all purposes.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

16. Relationship of Parties. Quadrant is an independent contractor with respect to Optiva. Quadrant shall have no authority to bind Optiva except as expressly provided in this Agreement. Quadrant and Optiva shall not be construed as joint venturers or general partners, and neither shall have the power to bind or obligate the other party except as set forth in this Agreement. Nothing herein shall be construed as reserving to Optiva the right to control Quadrant's business.

17. Neutral Authorship. In connection with the execution and delivery hereof, each party has been represented by counsel. Each of the provisions of this Agreement has been reviewed and negotiated, and represents the combined work product of both parties. No presumption or other rules of construction which would interpret the provisions of this Agreement in favor of or against the party preparing the same shall be applicable in connection with the construction or interpretation of any of the provisions of this Agreement.

18. Attorneys' Fees. In the event either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys fees and expenses as actually incurred (including without limitation, attorneys fees and expenses incurred in appellate proceedings, or in any action or participation in, or in connection with any case or proceeding under the Bankruptcy Code).

19. Miscellaneous. Time is of the essence of this Agreement. Except as herein expressly provided, no waiver by a party of any breach of this Agreement shall be deemed to be a waiver of any other breach by such party. No failure or delay by a party to exercise any right it may have by reason of the default of the other shall operate as a waiver of such default or result in the modification of this Agreement.

20. Assignment. During any period of construction of Building Shell or Tenant Improvements hereunder, including the completion of Punch List Items, and obtaining issuance of a final, certificate of occupancy, the obligations of Optiva hereunder shall not be assigned except in connection with a permitted assignment by Optiva of the Lease. Optiva's rights and obligations hereunder shall be assigned in connection with any permitted assignment by Optiva of the Lease. In the event of such assignment Optiva shall remain liable for its obligations under this Agreement subject to release in the same manner as Optiva may be released under the Lease. The obligations of Quadrant hereunder may be assigned, concurrent with the assignment of the Lease, without the prior consent of Tenant; provided, however, that in the event of such assignment, Quadrant's successor or assignee shall not be required to assume the obligations of Quadrant under this Construction Agreement for Lease and, whether or not such obligations are assumed, Quadrant shall remain fully liable to Optiva for the obligations of Quadrant hereunder.

21. Exhibits. The Exhibits hereto are made a part of and incorporated into this Agreement.

QUADRANT:

THE QUADRANT CORPORATION


By_______________________________
  George F. Sherwin, Jr.
  Its Vice President



OPTIVA:

OPTIVA CORPORATION


By________________________________
  David Giuliani
  Its President



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